Exhibit 4.1

CREDIT AGREEMENT

dated as of September 21, 2012

among

PENTAIR, INC.,

Various Financial Institutions,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,

as US Swing Line Lender,

BANC OF AMERICA SECURITIES LIMITED,

as Euro Swing Line Lender,

U.S. BANK NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

PNC BANK, NATIONAL ASSOCIATION,

WELLS FARGO BANK, N.A.,

CITIBANK, N.A.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Documentation Agents,

BANK OF AMERICA, N.A., CANADA BRANCH,

as Canadian Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC and U.S. BANK NATIONAL ASSOCIATION,

Co-Lead Arrangers and Co-Book Managers

-i-

(continued)

(continued)

(continued)

Schedules

Schedule	1.1	Pricing Schedule
Schedule	1.2	Mandatory Cost Formulae
Schedule	2.1	Commitments and Pro Rata Shares
Schedule	2.4	Canadian Banker’s Acceptances
Schedule	2.5	Existing Letters of Credit
Schedule	4.4	Opinions for Affiliate Borrower Credit Extension
Schedule	6.4	Liens
Schedule	6.6	Subsidiary Debt
Schedule	9.2(a)	Certain Notice Addresses
Schedule	9.2(b)	Administrative Agent’s Office

Exhibits

Exhibit A-1	Form of Committed Note (Section 1.1)
Exhibit A-2	Form of Canadian Note (Section 1.1)
Exhibit B-1	Form of Notice of Committed Borrowing (Section 1.1)
Exhibit B-2	Form of Notice of Canadian Borrowing (Section 1.1)
Exhibit C	Form of Notice of Swing Line Borrowing (Section 1.1)
Exhibit D	Form of Request for Increase in Commitments (Section 2.17)
Exhibit E	Form of Assignment and Assumption (Section 1.1)
Exhibit F	Form of Closing Date Accession Agreement (Section 4.2(b)(i))
Exhibit G-1	Form of Borrower Accession Agreement (Section 1.1)
Exhibit G-2	Form of Borrower Termination Agreement (Section 1.1)
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Section 3.1)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Non-Beneficial Owner) (Section 3.1)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Beneficial Owner) (Section 3.1)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Partnership) (Section 3.1)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 21, 2012 is among PENTAIR, INC. (“Pentair”), each Eligible Affiliate that becomes a borrower hereunder pursuant to Section 2.15 (each individually an “Affiliate Borrower” and collectively the “Affiliate Borrowers”), the financial institutions that from time to time are parties hereto as lenders (each individually a “Lender” and collectively the “Lenders”), BANK OF AMERICA, N.A., CANADA BRANCH, as Canadian Administrative Agent, and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, in connection with the Combination (as defined below), Pentair has requested that the Lenders provide a credit facility to Pentair and various affiliates thereof;

WHEREAS, on or before the Closing Date (as defined below), (a) Tyco International Ltd. shall distribute to its shareholders the common stock of Pentair Ltd. (the “Parent”), a corporation limited by shares organized under the laws of Switzerland that was formerly known as Tyco Flow Control International Ltd., and (b) a subsidiary of the Parent shall merge with and into Pentair so that Pentair is an indirect wholly owned subsidiary of the Parent (such transactions, the “Combination”);

WHEREAS, on the Closing Date, the Parent will join this Agreement as a guarantor and Tyco Flow Control International Finance S.A. (the “Company”), a public limited liability company (société anonyme), incorporated under the laws of the Grand-Duchy of Luxembourg, having its registered office at 29, avenue de la Porte Neuve, L-2227 Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under the number B166305, and a Subsidiary of the Parent, will join this Agreement as an Affiliate Borrower; and

WHEREAS, the Lenders are willing to provide the requested credit facility to Pentair and the Affiliate Borrowers on the terms set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions (excluding any transaction solely among the Parent and/or one or more persons that are already Subsidiaries) that result, directly or indirectly, in (a) the acquisition by the Parent or any Subsidiary of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Parent or a Subsidiary is the surviving entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under the Loan Documents, or any successor administrative agent; provided that when used with reference to Loans to, payments by or other matters related to any Canadian Borrower, “Administrative Agent” means the Canadian Administrative Agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2(b) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Borrower” - see the Preamble.

“Aggregate Commitments” means US$1,450,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Agreement” means this Credit Agreement.

“Applicable Margin” means a rate determined in accordance with Schedule 1.1.

“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and U.S. Bank National Association, in their capacity as co-lead arrangers and co-book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Currency” means (i) US Dollars, (ii) Euro, (iii) British Pounds Sterling, (iv) Canadian Dollars and (v) any other currency that is requested by the Company and approved by all Lenders (or, in the case of a Letter of Credit, the applicable Issuing Bank).

“Available Foreign Currency” means an Available Currency other than US Dollars.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for a Eurodollar Loan with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.

“Borrower Accession Agreement” means a Borrower Accession Agreement substantially in the form of Exhibit G-1.

“Borrowers” means, collectively, Pentair and the Affiliate Borrowers; and “Borrower” means any one of the Borrowers.

“Borrower Termination Agreement” means a Borrower Termination Agreement substantially in the form of Exhibit G-2.

“Borrowing” means a Committed Borrowing, a Canadian Borrowing or a Swing Line Borrowing, as the context may require.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:

(a) if such day relates to a Eurodollar Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to a Loan denominated in Euro, means a TARGET Day;

(c) if such day relates to an interest rate setting for a Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;

(d) if such day relates to a Loan denominated in Canadian Dollars (but not an interest rate setting), means any such day on which banks are open for foreign exchange business in Toronto; and

(e) if such day relates to a Loan denominated in a currency other than US Dollars, Euro or Canadian Dollars (but not an interest rate setting), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Administrative Agent” means Bank of America, N.A., Canada Branch, in its capacity as administrative agent with respect to matters relating to Canadian Dollars and/or any Canadian Borrower under the Loan Documents, or any successor administrative agent with respect to such matters.

“Canadian BA Discount Proceeds” means, in respect of any Canadian Banker’s Acceptance, an amount (rounded to the nearest full cent, with one half of one cent being rounded up) calculated on the applicable funding date equal to the face amount of such Canadian Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the Canadian BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Canadian Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.

“Canadian BA Discount Rate” means, on the funding date for any Canadian Banker’s Acceptance, the average of the “BA Discount Rates” for the Canadian Reference Lenders determined by the Administrative Agent in accordance with the following procedures: (a) if a Canadian Reference Lender is named on Schedule I to the Bank Act (Canada), its BA Discount Rate shall be the CDOR Rate on the applicable funding date; and (b) if a Canadian Reference Lender is not so named, its BA Discount Rate shall be the lesser of (i) the average of the rates advised by each Canadian Reference Lender to the Administrative Agent as being the discount rate of such Canadian Reference Lender, calculated on the basis of a year of 365 days and determined in accordance with normal market practice, for banker’s acceptances of such Canadian Reference Lender having a comparable face amount and identical maturity date to the face amount and maturity date of the Canadian Banker’s Acceptance to be accepted by such Canadian Reference Lender on such funding date and (ii) the rate determined pursuant to clause (a) above plus 0.07% per annum.

“Canadian BA Equivalent Loan” - see Schedule 2.4.

“Canadian Banker’s Acceptance” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by a Canadian Borrower and accepted by a Canadian Lender pursuant to this Agreement or, for

Canadian Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by a Canadian Borrower and accepted by a Canadian Lender pursuant to this Agreement. Orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “orders”.

“Canadian Banker’s Acceptance Fee” means, with respect to any Canadian Banker’s Acceptance, the amount calculated by multiplying the face amount of such Canadian Banker’s Acceptance by the then Applicable Margin applicable to Eurocurrency Rate Loans, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from the date of acceptance of such Canadian Banker’s Acceptance by the related Canadian Lender to the maturity date of such Canadian Banker’s Acceptance and the denominator of which is the number of days in the calendar year in question.

“Canadian Borrower” means a Borrower that is organized under the Laws of Canada or a province or territory thereof.

“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Loans made by the Canadian Lenders to, or the simultaneous acceptance by the Canadian Lenders of Canadian Banker’s Acceptances issued by, a Canadian Borrower; provided that (i) in the case of Eurocurrency Loans, such Loans have the same Interest Period and (ii) in the case of Canadian Banker’s Acceptances, such Canadian Banker’s Acceptances have the same maturity date.

“Canadian Borrowing Notice” means a notice of (a) a Canadian Borrowing, (b) a conversion of Canadian Loans in Canadian Dollars from one Type to the other or (c) a continuation of Canadian Loans for a new Interest Period, in each case pursuant to Section 2.4, which, if in writing, shall be substantially in the form of Exhibit B-2.

“Canadian Commitment” means, as to each Canadian Lender, the obligation to make Canadian Loans to, and accept Canadian Banker’s Acceptances issued by, the Canadian Borrowers pursuant to Section 2.4 in an aggregate principal Dollar Equivalent amount not to exceed the US Dollar amount of the Commitment set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified from time to time in accordance with this Agreement.

“Canadian Dollars” or “CAN$” means lawful currency of Canada.

“Canadian Lender” means a Lender that has a Canadian Commitment.

“Canadian Loan” - see Section 2.4.1.

“Canadian Note” means a promissory note made by a Canadian Borrower in favor of a Canadian Lender evidencing Canadian Loans made by such Lender, substantially in the form of Exhibit A-2.

“Canadian Outstandings” means the sum of the aggregate outstanding Dollar Equivalent principal amount of all Canadian Loans plus the unpaid portion of the face amount of all Canadian Banker’s Acceptances.

“Canadian Percentage” means, for any Lender, the percentage (carried out to the ninth decimal place) that such Lender’s Canadian Commitment is of the aggregate amount of the Canadian Commitments of all Lenders.

“Canadian Prime Rate” means, on any day, with respect to any Loan in Canadian Dollars, the greater of:

(a) the annual rate of interest expressed as a percentage per annum on the basis of a 365 or 366 day year, as the case may be, announced by the Canadian Administrative Agent on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and

(b) the CDOR Rate for one month Canadian banker’s acceptances on that day plus 0.50% per annum.

“Canadian Prime Rate Loan” means a Canadian Loan that bears interest based on the Canadian Prime Rate.

“Canadian Reference Lender” means Bank of America, N.A., Canada Branch (or such other or additional Canadian Lenders as may be designated by the Administrative Agent and reasonably acceptable to the Company).

“Cash Collateralize” (a) with respect to Canadian Banker’s Acceptances, has the meaning specified in Schedule 2.4; and (b) in all other cases, means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank, Swing Line Lender or Fronting Lender and the Lenders, as collateral for the applicable obligations hereunder, cash or deposit account balances or, if the applicable Issuing Bank, Swing Line Lender or Fronting Lender benefitting from such collateral shall agree in its sole discretion, one or more standby letters of credit from one or more financial institutions reasonably acceptable to the Administrative Agent, pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank, Swing Line Lender or Fronting Lender (as applicable), which documents are hereby consented to by the Lenders. Derivatives of such term have corresponding meanings.

“CDOR Rate” means, for any day with respect to any Canadian Banker’s Acceptance, (a) the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) on Reuters Domestic Money Service (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at or about 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for banker’s acceptances having an identical maturity date to the maturity date of such Canadian Banker’s Acceptance, as determined by the Administrative Agent; or (b) if the rates specified in clause (a) are not available, then the simple average of the rates notified to the Administrative Agent by each Canadian Reference Lender as the average of the bid rates (rounded upwards to the nearest 1/16th of 1%) quoted by such Canadian Reference Lender for its own banker’s acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, the immediately preceding Business Day), as determined by the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority charged with the enforcement, implementation, interpretation or administration thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all the conditions set forth in Section 4.2 have been met or waived, which shall in no event be later than February 1, 2013.

“Closing Date Accession Agreement” - see Section 4.2.2(a).

“Code” means the Internal Revenue Code of 1986.

“Combination” - see the Recitals.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.1, (b) issue Letters of Credit or purchase participations in L/C Obligations, (c) make or purchase participations in Swing Line Loans and (d) make Canadian Loans or accept Canadian Banker’s Acceptances or, in each case, purchase participations therein, in an aggregate principal Dollar Equivalent amount not to exceed the amount of the Commitment set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified from time to time in accordance with this Agreement. The amount of a Lender’s Commitment shall not include the amount of such Lender’s Fronting Commitments, if any, and the amount of any Non-Qualified Lender’s Commitment shall include such Lender’s obligation to purchase participations in Fronting Loans.

“Commitment Termination Date” means the earlier of (a) the Maturity Date or (b) such earlier date on which the Commitments are terminated in accordance with the terms hereof.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, if applicable, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Committed Loan” - see Section 2.1. Committed Loans shall include Fronting Loans made pursuant to Section 2.15.

“Committed Note” means a promissory note made by a Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit A-1.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans in US Dollars or Canadian Dollars from one Type to the other or (c) a continuation of Eurocurrency Rate Committed Loans for a new Interest Period, in each case pursuant to Section 2.2.1, which, if in writing, shall be substantially in the form of Exhibit B-1.

“Company” - see the Recitals.

“Confirmed Eligible Affiliates” means Pentair Global SARL, a Luxembourg société à responsabilité limitée having its registered office at 58, rue des Celtes, L-1318 Luxembourg, registering with the Luxembourg Trade and Companies Register under number B 72.853, and Pentair Netherlands B.V., a private company with limited liability organized under the laws of the Netherlands.

“Consolidated Shareholders’ Equity” means, at any date, the consolidated shareholders’ equity (including noncontrolling interests) of the Parent and the Consolidated Subsidiaries.

“Consolidated Subsidiary” means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent or Pentair, as applicable, in its consolidated financial statements as of such date prepared in accordance with GAAP.

“Credit Exposure” means, with respect to any Lender, the aggregate Outstanding Amount of the Committed Loans of such Lender (including such Lender’s funded and unfunded risk participations in any Fronting Loans and excluding any Fronting Loans made by such Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all Canadian Loans, Canadian Banker’s Acceptances, L/C Obligations and Swing Line Loans.

“Credit Extension” means each of the following: a Committed Borrowing, a Swing Line Loan, a Canadian Borrowing and an L/C Credit Extension.

“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities (including employee compensation and benefit obligations) arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (it being understood that if such Debt has not been assumed by such Person, the amount of such Debt shall be deemed to be the lesser of the fair market value at such date of such asset and the amount of such Debt), (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit and bank guarantees, and (viii) all Debt (as defined above) of others Guaranteed by such Person. Notwithstanding the foregoing, Debt shall exclude (a) any “earnouts” or similar obligations accrued in respect of any Permitted

Acquisition, (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices and (c) defeased indebtedness so long as (i) neither the Parent nor any Subsidiary has any liability (contingent or otherwise) with respect to such indebtedness and (ii) the cash, securities and/or other assets used to defease such indebtedness are not, directly or indirectly, an asset of the Parent or any Subsidiary. For the avoidance of doubt, the amount of Debt of any Person at any date will be calculated without duplication of any Guarantee in respect thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors generally, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any Luxembourg Debtor Relief Law.

“Default” means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than letter of credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that (A) with respect to a Eurocurrency Rate Loan during any Interest Period therefor, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws; (B) with respect to a Eurocurrency Rate Loan (other than a Eurocurrency Rate Committed Loan denominated in US Dollars) following the end of the relevant Interest Period therefor and any other amount denominated in an Available Foreign Currency, the Default Rate shall be an interest rate equal to (i) the applicable Overnight Rate plus (ii) the Applicable Margin plus (iii) any Mandatory Costs plus (iv) 2% per annum; and (C) with respect to amounts denominated in Canadian Dollars, the Default Rate shall be an interest rate equal to (i) the Canadian Prime Rate plus (ii) 2% per annum; and (b) when used with respect to letter of credit fees, a rate equal to (i) the Applicable Margin plus (ii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.19.2, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, Swing Line Loans, Canadian Loans, Canadian Banker’s Acceptances or Fronting Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (B) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or similar official by a supervisory authority or regulator under or based on the law of the country where such Lender or any direct or indirect parent thereof is subject to home jurisdiction if applicable law required that such appointment is not to be publically disclosed. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19.2) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the Issuing Banks, the Swing Line Lenders and each other Lender promptly following such determination.

“Defaulting Lender Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Dollar Equivalent” means, with respect to a specified amount of any currency, the amount of US Dollars into which such amount of such currency would be converted, as determined by the Administrative Agent, the Euro Swing Line Lender or the applicable Issuing Bank based on the applicable Spot Rate.

“EBITDA” means, for any period, the sum of the consolidated net income of the Parent for such period excluding the effect of (a) any non-cash gains (including any non-cash gains arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans), (b) any non-cash losses, charges and expenses (including any non-cash loss, charge or expense arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans), (c) any earnings from discontinued operations and (d) any losses, charges, costs and expenses from discontinued operations plus, to the extent deducted in determining such consolidated net income, but without duplication, Interest Expense, taxes on or measured by income, depreciation, amortization, non-cash stock-based compensation expenses and, to the extent booked on or before the last day of the first fiscal quarter ending after the one year anniversary of the Closing Date, up to US$40,000,000 of costs and expenses incurred in connection with the Combination; it being understood that, solely for purposes of calculating the Interest Coverage Ratio, EBITDA for the fiscal quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 shall be calculated based upon the consolidated financial results of Pentair and its Subsidiaries for such quarters.

“Eligible Affiliate” means each Person that is a wholly-owned Subsidiary of Pentair (prior to the Closing Date) or the Parent (on or after the Closing Date).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each Issuing Bank and each Swing Line Lender, and (ii) unless a Default or Event of Default exists at such time, the Company (which approvals shall not be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (i) “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries and (ii) no Person shall be an Eligible Assignee if (x) upon becoming a Lender, such Person would be a Defaulting Lender, or (y) as a result of such Person becoming a Lender, any Swiss Loan Party would not be in compliance with the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental and land use matters or health or safety matters affecting the environment or land use.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent (or, prior to the Closing Date, Pentair) within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at the date and time of determination.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Loan in a Foreign Currency that bears interest at a rate based on the Eurocurrency Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Eurodollar Loan” means a Committed Loan that is a Eurocurrency Rate Loan and is denominated in US Dollars.

“Euro Swing Line Lender” means Banc of America Securities Limited, in its capacity as Euro Swing Line Lender hereunder, together with any replacement therefor in such capacity.

“Event of Default” - see Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.12) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1.1(b) or 3.1.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1.5, (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, (e) withholding taxes arising under the Luxembourg law of 21 June 2005 implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States, (f) withholding taxes arising under the Luxembourg law of 23 December 2005 relating to interest payments made to Luxembourg resident individuals and (g) any Luxembourg registration duties (droit d’enregistrement) payable in the case of a registration, submission or filing of a Loan Document by a Recipient made on a voluntary basis, and not required by law or under any Loan Document to maintain, preserve, establish or enforce the rights of that Recipient under such Loan Document.

“Existing Agreement” means the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 among Pentair, certain other parties and Bank of America, as administrative agent.

“Existing Letter of Credit” means a letter of credit listed on Schedule 2.5.

“Facility Fee Rate” means a rate determined in accordance with Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding

Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means, with respect to any Person, any of the chief financial officer, chief accounting officer, controller or treasurer of such Person.

“Foreign Currency” means a currency other than US Dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with US Dollars.

“Foreign Currency Loan” means a Loan denominated in an Available Foreign Currency.

“Foreign Currency Outstandings” - see Section 2.1.

“Foreign Currency Sublimit” means an amount equal to the lesser of (a) US$750,000,000 and (b) the Aggregate Commitments.

“Foreign Entity” means any entity (i) organized under the laws of a jurisdiction other than the United States or a state thereof and (ii) which conducts substantially all of its business and operations in a jurisdiction other than the United States.

“Foreign Lender” means (a) with respect to the Company or any other Borrower that is resident for Tax purposes in the United States, (i) a Lender that is neither a Disregarded Entity nor a U.S. Person, and (ii) a Lender that is a Disregarded Entity and that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is not a U.S. Person, and (b) with respect to any Borrower (other than the Company) that is not resident for Tax purposes in the United States, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed, collectively, to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is a Foreign Entity.

“Fronting Commitment” - see Section 2.15.3.

“Fronting Lender” - see Section 2.15.3.

“Fronting Loan” - see Section 2.15.3.

“Fronting Portion” means, for any Fronting Lender with respect to any applicable Borrower, the percentage that the Fronting Commitment of such Fronting Lender with respect to such Borrower is of the Fronting Commitments of all Fronting Lenders with respect to such Borrower.

“FRB” means the Board of Governors of the Federal Reserve System (or any successor).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

“Governmental Authority” means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency, ministry or instrumentality or political subdivision thereof or any entity, officer, minister or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Granting Lender” - see Section 9.6.8.

“Guarantee” means, with respect to any Person, any obligation of such Person, contingent or otherwise, directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Indemnified Liabilities” - see Section 9.4(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” - see Section 9.4(b).

“Interest Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period to (ii) Interest Expense for such period.

“Interest Expense” means, for any period, the sum, without duplication, of consolidated interest expense of the Parent and its Subsidiaries for such period (including, in each case to the extent included in interest expense on the Parent’s consolidated income statement, the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit), plus consolidated yield or discount accrued, during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Parent and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction); it being understood that, for purposes of calculating the Interest Coverage Ratio, Interest Expense for the fiscal quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 shall be calculated based upon the consolidated financial results of Pentair and its Subsidiaries for such quarters.

“Interest Payment Date” means (a) as to any Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each calendar quarter; (b) as to any Swing Line Loan, each Business Day (or, so long as the Lenders have not become obligated to purchase participations in Swing Line Loans pursuant to Section 2.3.6, as otherwise agreed by the applicable Borrower and the applicable Swing Line Lender), and (c) as to any other Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan which has an Interest Period exceeding three months, the three-month anniversary of the first day of such Interest Period.

“Interest Period” means for any Eurocurrency Rate Loan, a period commencing on the date such Eurocurrency Rate Loan is made as or converted to a Eurocurrency Rate Loan or on the last day of the immediately preceding Interest Period for such Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or such other period as may be agreed to by the applicable Borrower, the Administrative Agent and each applicable Lender), as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day (unless, in the case of a Eurocurrency Rate Loan, such extension would cause such Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day);

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Scheduled Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means each of Bank of America, JPMorgan Chase Bank, N.A. and U.S. Bank National Association in its capacity as an issuer of Letters of Credit hereunder and any other Lender selected by the Company and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of any Letter of

Credit hereunder. Any Issuing Bank may cause an Affiliate thereof to act as the issuer of a Letter of Credit, in which case such Affiliate shall be an “Issuing Bank” for all purposes of this Agreement (excluding (a) the definitions of Eligible Assignee and Revaluation Date and (b) Sections 2.17.1, 7.3 and 9.6.2(c)).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed by the time required herein nor converted into a Base Rate Loan under Section 2.5.3.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Rate” means a rate per annum determined in accordance with Schedule 1.1.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Bank’s standard form documents for letter of credit issuances.

“Lender” or “Lenders” - see the preamble. Unless the context otherwise requires, the term “Lender” includes the Swing Line Lenders, the Fronting Lenders and the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender or any Affiliate thereof described in its Administrative Questionnaire or such other office or offices of such Lender or any of its Affiliates as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any commercial or standby letter of credit issued hereunder and any Existing Letter of Credit.

“Letter of Credit Expiration Date” means the day that is one day prior to the Scheduled Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” - see Section 2.5.9.

“Letter of Credit Sublimit” means the lesser of (a) US$500,000,000 and (b) the Aggregate Commitments.

“Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) the sum (without duplication) of (i) all Debt of the Parent and its Consolidated Subsidiaries plus (ii) all Synthetic Lease Obligations of the Parent and its Consolidated Subsidiaries, all determined on a consolidated basis, to (b) EBITDA for the period of four consecutive fiscal quarters then ended; provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was US$25,000,000 or more) by the Parent or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization and non-cash compensation expenses of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the SEC (and, without limiting the foregoing, the calculation of EBITDA shall give effect to the Combination).

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, regulation, decree or contract, including (a) any lien or security interest arising from any mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or consignment or bailment for security purposes and (b) the interest of a person under a capital lease (but excluding the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Request for Credit Extension, each L/C-Related Document and each Canadian Banker’s Acceptance and each other agreement, instrument or document executed in connection herewith or therewith.

“Loan Parties” means (a) prior to the Closing Date, Pentair; and (b) thereafter, the Borrowers and the Parent.

“Luxembourg Debtor Relief Laws” means (i) bankruptcy (faillite) within the meaning of Articles 437 et seq. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, (ii) controlled management (gestion contrôlée) within the meaning of the Luxembourg grand-ducal regulation of May 24, 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the Luxembourg law of April 14, 1886 on arrangements to prevent insolvency amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 et seq. of the Luxembourg Commercial Code, and (v) voluntary or compulsory liquidation pursuant to the Luxembourg law of August 10, 1915 on commercial companies.

“Luxembourg Person” means an entity that (i) is organized under the laws of the Grand-Duchy of Luxembourg, (ii) has its center of main interests, within the meaning of Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, in Luxembourg or (iii) has an establishment, within the meaning of Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, in Luxembourg.

“Luxembourg Relief” means bankruptcy (faillite), controlled management (gestion contrôlée), voluntary arrangement with creditors (concordat préventif de faillite), suspension of payments (sursis de paiement) and voluntary or compulsory liquidation, as such terms are understood within the Luxembourg Debtor Relief Laws, and also means any other proceedings affecting the rights of creditors generally or the appointment of an interim administrator (administrateur provisoire).

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.2.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole, giving pro forma effect to the Combination, or (ii) the ability of any Loan Party to perform its obligations hereunder.

“Material Financial Obligations” means Debt or Synthetic Lease Obligations of the Parent or any Subsidiary (excluding amounts owed to the Parent or any Subsidiary that is wholly-owned (except for directors’ qualifying shares)) in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than the lesser of (i) a Dollar Equivalent amount of US$100,000,000 or (ii) at any time the Parent or any Subsidiary has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, with a Dollar Equivalent principal amount of US$100,000,000 or more outstanding, which has a threshold for cross-default (similar to Section 7.1(e)) lower than a Dollar Equivalent amount of US$100,000,000, the lowest threshold amount under any such financing.

“Material Subsidiary” means (a) each Borrower and (b) each other Subsidiary of the Parent that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of this Agreement).

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date on which all Loans become due and payable in accordance with the terms hereof.

“Merger Agreement” means the Merger Agreement dated as of March 27, 2012, as amended by Amendment No.1, dated as of July 25, 2012, among Pentair, Tyco International Ltd., the Parent, Panthro Acquisition Co. and Panthro Merger Sub, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Note” means a Canadian Note or a Committed Note.

“Non-Participating Lender” means, with respect to any Eligible Affiliate that the Company has requested become a Borrower, any Lender that determines in good faith that (i) it is not capable of participating in Loans to such Eligible Affiliate without (A) violating any applicable Law, (B) the imposition of withholding taxes (except to the extent that such Eligible Affiliate agrees, in a manner reasonably satisfactory to such Lender, to indemnify such Lender for any payment received by such Lender hereunder, directly or indirectly, in a manner that results in such Lender receiving the same amount that it would have received absent such withholding taxes), (C) materially impairing the ability of such Lender to assign its Commitments or Loans or (D) violating a material internal policy of such Lender; or (ii) participating in Loans to such Eligible Affiliate would have any other material adverse effect on such Lender.

“Non-Qualified Lender” means, with respect to any Eligible Affiliate that the Company has requested become a Borrower, any Lender that determines in good faith that (i) it is not capable of making Loans to such Eligible Affiliate without (A) violating any applicable Law, (B) the imposition of withholding taxes, (C) materially impairing the ability of such Lender to assign its Commitments or Loans or (D) violating an internal policy of such Lender; or (ii) making Loans to such Eligible Affiliate would have any other material adverse effect on such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan, Canadian Banker’s Acceptance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (a) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.12) and (b) Excluded Taxes.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date, (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts, and (c) with respect to any Canadian Banker’s Acceptance, the Dollar Equivalent amount of the unpaid portion of the face amount thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America (or, for purposes of Section 2.3.6(b), a Swing Line Lender) in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” - see the Recitals.

“Participant” - see Section 9.6.4.

“Participating Member State” means each state so described in any EMU Legislation.

“Participation Funding Notice” means a written notice from a Canadian Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Lenders to fund their participations in the related Canadian Borrowings as provided in Section 2.4.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pentair” - see the Preamble.

“Permitted Acquisition” means any Acquisition by the Parent or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Default has occurred and is continuing at the time of, or will result upon giving effect to, such Acquisition; and (ii) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired (or all of the equity holders thereof) shall have approved such Acquisition.

“Person” means an individual, limited liability company, partnership, corporation, company, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Parent or any ERISA Affiliate for employees of the Parent or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) that (a) such Lender’s Commitment (or, if the Commitments have terminated, such Lender’s Credit Exposure) is of the Aggregate Commitments (or, if the Commitments have terminated the Total Outstandings), as adjusted from time to time pursuant hereto.

“Public Filings” means any 10-K, 10-Q or 8-K filed by Pentair, or any S-1 or S-4 filed by the Parent, in each case with the SEC after December 31, 2011 and on or before the fifth Business Day prior to the Signing Date.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Swing Line Loan, a Swing Line Loan Notice, and (c) with respect to an L/C Credit Extension, an L/C Application.

“Required Borrowing Amount” means a principal amount equal to (a) in the case of US Dollars, US$5,000,000 or a higher integral multiple of US$1,000,000; (b) in the case of British Pounds Sterling, £1,000,000 or a higher integral multiple of £100,000; (c) in the case of Canadian Dollars, CAN$3,000,000 or a higher integral multiple of CAN$100,000; and (d) in the case of any other currency, the Foreign Currency Equivalent of US$1,000,000 and an integral multiple of 500,000 units of such currency.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%.

“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer (or equivalent managing officer or director) of a Loan Party, any other officer, director or representative of a Loan Party authorized by resolutions of the board of directors (or equivalent governing body) of such Loan Party or such other Person as may be designated as such by any of the foregoing officers or directors of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan denominated in an Available Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan, (ii) each date of a continuation of such Loan and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit denominated in an Available Foreign Currency, each of the following: (i) the date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Bank under such Letter of Credit and (iv) such additional dates as the Administrative Agent or any Issuing Bank shall determine or the Required Lenders shall require; and (c) with respect to any Canadian Banker’s Acceptance, each of the following: (i) the date of the funding of such Canadian Banker’s Acceptance and (ii) such additional dates as the Administrative Agent shall determine or the related Canadian Lender shall require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (i) with respect to disbursements and payments in US Dollars, immediately available funds, and (ii) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such currency.

“Scheduled Maturity Date” means September 21, 2017, as such date may be extended pursuant to Section 9.19 or otherwise in accordance with the terms hereof.

“SEC” means the Securities and Exchange Commission.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables, financial assets or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, financial assets or other payment obligations.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Separation Agreement” the Separation and Distribution Agreement dated as of March 27, 2012, as amended by Amendment No.1, dated as of July 25, 2012, among Tyco International Ltd., the Parent and The ADT Corporation.

“Signing Date” - see Section 4.1.

“SPC” - see Section 9.6.8.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the Euro Swing Line Lender or the applicable Issuing Bank, as applicable to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (local time of such office) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the Euro Swing Line Lender or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Euro Swing Line Lender or an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Swing Line Loan or Letter of Credit denominated in a Foreign Currency.

“Sublimits” means, collectively, the Foreign Currency Sublimit, the Letter of Credit Sublimit, the Subsidiary Borrower Sublimit and the Swing Line Sublimit. Each Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Subsequent Participant” means a member state that adopts the Euro as its lawful currency after the Signing Date.

“Subsidiary” of a Person means a company, corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Borrower Outstandings” - see Section 2.1.

“Subsidiary Borrower Sublimit” means an amount equal to the lesser of (a) US$750,000,000 and (b) the Aggregate Commitments.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Borrowing Date” means, with respect to any Swing Line Loan, the date on which such Swing Line Loan is (or, is to be) made.

“Swing Line Lender” means each of the US Swing Line Lender and the Euro Swing Line Lender.

“Swing Line Loan” and “Swing Line Loans” - see Section 2.3.1.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.3.2, which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Rate” means, for any day with respect to any Swing Line Loan, (a) prior to a request by a Swing Line Lender for participation in such Swing Line Loan by the Lenders pursuant to Section 2.3.6, a negotiated rate between the applicable Borrower and the applicable Swing Line Lender and (b) thereafter (i) in the case of Swing Line Loans denominated in US Dollars, the rate then applicable to Base Rate Committed Loans and (ii) in the case of Swing Line Loans denominated in Euros, a fluctuating rate set daily equal to the Eurocurrency Rate for a Eurodollar Loan with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus the Applicable Margin.

“Swing Line Sublimit” means the lesser of (a) US$100,000,000 and (b) the Aggregate Commitments.

“Swiss Borrower” means each Borrower that (a) is organized under the laws of Switzerland and/or (b) is treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Guidelines” means, collectively, (a) guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt S-02.122.1 vom April 1999 betreffend Obligationen), (b) circular letter No. 34 in relation to client credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend Kundenguthaben), (c) guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), (d) guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen), (e) guideline S-02.130.1 in relation to accounts receivables of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 Geldmarktpapiere und Buchforderungen inländischer Schuldner), (f) circular letter No. 15 in relation to bonds and derivative financial instruments of 7 February 2007 (Kreisschreiben Nr. 15 vom 7. Februar 2007 betreffend Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben) and (g) guideline S-02.132 in relation to issuance stamp duty on fixed deposits of 1 April 1993 (Merkblatt S-02.132 vom 1. April 1993 betreffend Emissionsabgabe auf Festgeldanlagen bei inländischen Banken), each issued by the federal tax Governmental Authority of Switzerland.

“Swiss Loan Party” means (a) any Loan Party that is organized under the laws of Switzerland, (b) any Loan Party that is treated as resident in Switzerland for Swiss Withholding Tax purposes and/or (c) any other Loan Party if, as a result of such Loan Party’s obtaining or maintaining Credit Extensions hereunder, there is a bona fide risk that any payment hereunder would become subject to taxation for Swiss Withholding Tax purposes.

“Swiss Qualifying Lender” means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks (Sparkassen) dated 8 November 1934 or (b) any Person that, within the meaning of the Swiss Guidelines and for purposes of Swiss Withholding Tax, (i) is recognized as a bank by the applicable banking laws of its country of organization or, if acting through a branch, is recognized as such in the country in which such branch is located and (ii) exercises as its main purpose a true banking activity, having bank personnel, premises and communication devices of its own and holding decision-making authority.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders to a Swiss Loan Party under this Agreement that are not Swiss Qualifying Lenders must not at any time exceed ten, in accordance with the Swiss Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Lenders, of a Swiss Loan Party under all its outstanding debt relevant for classification as debenture (Kassenobligation), including debt arising under this Agreement, intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of August 1, 2010), facilities and/or private placements, must not at any time exceed 20, in each case in accordance with the meaning of the Swiss Guidelines.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 together with the Swiss Guidelines.

“Switzerland” means the Swiss Confederation.

“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as Syndication Agent.

“Synthetic Lease Obligations” means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes as owned by the Parent or a Consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means at any time the aggregate principal amount (or Dollar Equivalent principal amount, as applicable) of all Loans and all L/C Obligations and the Dollar Equivalent amount of the unpaid portion of the face amount of all Canadian Banker’s Acceptances.

“Trigger Date” means the earliest to occur of (a) the date on which the Obligations have been accelerated in accordance with the terms hereof; (b) the date that is ten Business Days after the date on which any principal of any Loan becomes due and payable in accordance with the terms hereof, other than as a result of an acceleration thereof (but only if the same remains outstanding on such date); and (c) the date on which an Event of Default described in Section 7.1(f) or (g) occurs.

“Type” means with respect to (a) a Committed Loan denominated in US Dollars, its character as a Base Rate Loan or a Eurodollar Loan and (b) a Committed Loan denominated in Canadian Dollars, its character as a Canadian Prime Rate Loan or a Eurocurrency Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the current liability as defined in Section 412(l)(7) of the Code under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all as determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

“Unreimbursed Amount” - see Section 2.5.3(a).

“US Dollars” or “US$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Swing Line Lender” means U.S. Bank National Association, in its capacity as US Swing Line Lender hereunder, together with any replacement therefor in such capacity.

“Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans (with the amount of any Committed Loans made on behalf of such Lender by a Fronting Lender being deemed “held” by such Lender rather than such Fronting Lender), plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, Canadian Loans, Canadian Banker’s Acceptances and L/C Obligations, then constitutes of (ii) the Total Outstandings; provided that if any Lender has failed to fund any portion of the Committed Loans, or participations in Swing Line Loans, Canadian Loans, Canadian Banker’s Acceptances, L/C Obligations or Fronting Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Committed Loans, as the case may be.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Definitions of terms shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, such Loan Document, (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (iv) any reference to a “fiscal quarter” or “fiscal year” shall mean a fiscal quarter or fiscal year of the Parent or Pentair, as applicable, and (v) any reference to any Person in any Loan Document shall be construed to include such Person’s successors and assigns (subject to any restriction on assignments set forth herein or in any other Loan Document).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

(c) Section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) If an action is to be performed on a day that is not a Business Day, such action shall be performed on the next succeeding Business Day.

1.3 Accounting Terms. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis (except as agreed by the relevant auditors and disclosed in the relevant financial statements or the notes thereto); provided that (a) notwithstanding anything to the contrary in this Agreement or any other Loan Document, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements (in each case, other than for purposes of the preparation or delivery of financial statements), shall be determined under generally accepted accounting principles as in effect on the Signing Date, notwithstanding any modification or interpretive change thereto that may occur thereafter; (b) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof (and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded); and (c) if the Company notifies the Administrative Agent that the Company desires to amend any covenant in Article VI (or any related definition) to eliminate the effect of any change in GAAP or in the application thereof on the operation of such covenant (or such definition), or the Administrative Agent notifies the Company that the Required Lenders desire to amend any such covenant (or any such definition) for such purpose, then the Parent’s compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP without giving effect to such change, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Company and the Required Lenders.

1.4 Exchange Rates. The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine in good faith the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Available Foreign Currencies (and, upon request, shall promptly notify the Company of such determination). Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date. Except for purposes of financial statements delivered by the Parent hereunder or calculating financial covenants hereunder or as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

1.5 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Rate Loan, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the amount thereof in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C-Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit at or after such time giving effect to all such increases, whether or not such maximum amount is in effect at such time.

1.8 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.9 Certain Dutch Law Provisions. When used herein with respect to an entity organized or incorporated under, or other matters relating to, Dutch law: (a) an “administrator” includes a bewindvoerder; (b) the term “taking possession” includes beslag leggen; (c) the term “dissolve” includes being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (d) a “Lien” includes any retention of title arrangement (eigendomsvoorbehoud), privilege ((voorrecht), right of retention (recht van retentie) or right to reclaim goods (recht van reclame); (e) a “moratorium” includes surseance van betaling; (f) a “security interest” includes any mortgage (hypotheek), pledge (pandrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); and (g) a “trustee” with respect to a bankruptcy or insolvency proceeding includes a curator.

1.10 Certain Luxembourg Law Provisions. When used herein with respect to a Luxembourg Person or matters relating to Luxembourg law: (a) a “Lien” includes any preference right; and (b) a “trustee” with respect to a bankruptcy or insolvency proceeding includes a curateur.

1.11 Obligations Several. The Obligations of Pentair and each other Borrower under this Agreement shall be several in nature and no Borrower shall be liable for the Obligations of another Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 Commitments. Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans (each a “Committed Loan”) in Available Currencies to each Borrower (other than a Canadian Borrower) from time to time prior to the Commitment Termination Date in amounts equal to such Lender’s Pro Rata Share of the aggregate amounts requested by such Borrower; (b) the US Swing Line Lender shall, and the Euro Swing Line Lender may, make Swing Line Loans to any Borrower (other than a Canadian Borrower) from time to time prior to the Commitment Termination Date, and each other Lender agrees that it shall have a participation in such Swing Line Loans, all as more fully set forth in Section 2.3; (c) each Canadian Lender agrees to make Canadian Loans to the Canadian Borrowers from time to time prior to the Commitment Termination Date, and each other Lender agrees that it shall have a participation in such Canadian Loans, all as more fully set forth in Section 2.4; and (d) each Issuing Bank agrees to Issue Letters of Credit from time to time prior to the Letter of Credit Expiration Date, and each other Lender agrees that it shall have a participation in such Letters of Credit, all as more fully set forth in Section 2.5; provided that, upon giving effect to any of the foregoing, (i) the Total Outstandings shall not exceed the amount of the Aggregate Commitments; (ii) the sum of the aggregate outstanding Dollar Equivalent amount of all Committed Loans that are Foreign Currency Loans plus the Canadian Outstandings plus the Outstanding Amount of all Letters of Credit denominated in Available Foreign Currencies (collectively, the “Foreign Currency Outstandings”) shall not exceed the Foreign Currency Sublimit; (iii) the sum of the aggregate outstanding Dollar Equivalent amount of all Loans to Borrowers other than the Company plus the unpaid portion of the face amount of all Canadian Banker’s Acceptances issued for the account of Borrowers other than the Company plus the Outstanding Amount of all Letters of Credit issued for the account of Borrowers other than the Company (collectively, the “Subsidiary Borrower Outstandings”) shall not exceed the Subsidiary Borrower Sublimit; (iv) the Canadian Outstandings shall not exceed the aggregate amount of the Canadian Commitments; and (v) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Amounts borrowed hereunder may be repaid and thereafter reborrowed until the Commitment Termination Date.

2.2 Borrowings, Conversions and Continuations of Committed Loans.

2.2.1 Committed Loan Notices, etc. Each Committed Borrowing, each conversion of Committed Loans denominated in US Dollars or Canadian Dollars from one Type to the other and each continuation of Eurocurrency Rate Committed Loans for a new Interest Period shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (a) in the case of a borrowing or continuation of, or conversion of Base Rate Loans to, Eurodollar Loans, 10:00 a.m. two Business Days prior to the requested date of such borrowing, continuation or conversion; (b) in the case of a borrowing of or conversion to Base Rate Loans, 11:00 a.m. on the requested date of such borrowing or conversion; (c) in the case of a borrowing or continuation of, or conversion of Canadian Prime Rate Loans to, Eurocurrency Loans denominated in Canadian Dollars, 12:00 noon (Toronto time) three Business Days prior to the requested date of such borrowing, continuation or conversion; (d) in the case of a borrowing of or conversion to Canadian Prime Rate Loans, 12:00 noon (Toronto time) three Business Days prior to the requested date of such borrowing or conversion; and (e) in the case of a borrowing or continuation of Eurocurrency Loans denominated in any currency other that US Dollars and Canadian Dollars, 11:00 a.m. three Business Days prior to the requested date of such borrowing of or conversion. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower (except that, with respect to any Committed Borrowing to be made on the Closing Date, such Committed Loan Notice may be signed by a Responsible Officer of Pentair). Each borrowing of, conversion to or continuation of Committed Loans shall be in a Required Borrowing Amount. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the applicable Borrower, (ii) whether such Borrower is requesting a Committed Borrowing, a conversion of Committed Loans denominated in US Dollars or Canadian Dollars from one Type to the other or a continuation of Committed Loans for a new Interest Period, (iii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount and currency of the Committed Loans to be borrowed, converted into or continued, (v) in the case of Committed Loans in US Dollars or Canadian Dollars, the Type of Committed Loans to be borrowed, converted or continued and (vi) if applicable, the duration of the Interest Period with respect thereto. If, with respect to Committed Loans in US Dollars or Canadian Dollars, the applicable Borrower fails to specify the Type of Committed Loan in a Committed Loan Notice or if any applicable Borrower fails to give a timely notice requesting a continuation of a Borrowing of Committed Loans, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans (in the case of Loans denominated in US Dollars) or Canadian Prime Rate Loans (in the case of Loans denominated in Canadian Dollars). Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.2.2 Funding of Committed Loans. Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Canadian Prime Rate Loans described in the Section 2.2.1. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds in the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.3 (and, if such Borrowing is the initial Credit Extension, Section 4.2), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower.

2.2.3 Limitations on Euro Currency Loans. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest

Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Committed Loans in US Dollars or Canadian Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in US Dollars and/or Canadian Dollars be converted immediately to Base Rate Loans or Canadian Prime Rate Loans, as applicable.

2.2.4 Notice of Rates. The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Eurocurrency Rate Committed Loan upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate, and the Canadian Administrative Agent shall notify the Company and the applicable Lenders of any change in the Canadian Administrative Agent’s reference rate used in determining the Canadian Prime Rate, in each case promptly following the public announcement of such change.

2.2.5 Limitation on Interest Periods. After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans, there shall not be more than 25 Interest Periods in effect with respect to Committed Loans.

2.3 Swing Line Loans.

2.3.1 Swing Line Facilities.

(a) Subject to the terms and conditions of this Agreement, (i) the US Swing Line Lender shall make loans to any Borrower (other than a Canadian Borrower) in US Dollars and (ii) the Euro Swing Line Lender may, in its discretion, make loans to any Borrower (other than a Canadian Borrower) in Euros (each a “Swing Line Loan” and collectively the “Swing Line Loans”), in each case from time to time on any Business Day during the period from the Closing Date to the Commitment Termination Date in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that after giving effect to any Swing Line Loan, (A) the aggregate Dollar Equivalent principal amount of all Swing Line Loans shall not exceed the Swing Line Sublimit and (B) the aggregate Dollar Equivalent principal amount of all Swing Line Loans denominated in Euros shall not exceed US$30,000,000. Subject to the terms and conditions hereof, each Borrower may borrow under this Section 2.3.1, prepay under Section 2.3.4 or repay under Section 2.8.2 and reborrow under this Section 2.3.1 from time to time; provided that no Borrower may use the proceeds of any Swing Line Loan to pay any outstanding Swing Line Loan.

(b) Notwithstanding the provisions of Section 2.3.1(a)(i), the US Swing Line Lender shall have no obligation to make any Swing Line Loan to any Borrower if any Lender is a Defaulting Lender, unless the US Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the US Swing Line Lender (in its sole discretion) with the Company or such Lender to eliminate the US Swing Line Lender’s actual or potential Defaulting Lender Exposure (after giving effect to Section 2.20) with respect to such Defaulting Lender’s participation interest in all proposed and outstanding Swing Line Loans.

2.3.2 Procedure for Swing Line Borrowings.

(a) The applicable Borrower may request a Swing Line Loan by delivery of a Swing Line Loan Notice to the applicable Swing Line Lender and the Administrative Agent, which notice shall be irrevocable and must be received not later than (i) in the case of Swing Line Loans denominated in US Dollars, 1:00 p.m. on the requested Swing Line Borrowing Date, (ii) in the case of Swing Line Loans denominated in Euros, 12:00 noon, London time, on the requested Swing Line Borrowing Date or (iii) in each case, such later time as the applicable Swing Line Lender may approve in its sole discretion. Each such notice shall specify (A) the currency of such Swing Line Loan, (B) the amount of such Swing Line Loan, which shall be an integral multiple of 100,000 units of the applicable currency, and (C) the requested Swing Line Borrowing Date, which shall be a Business Day.

(b) Unless the applicable Swing Line Lender has received (i) written notice from the Administrative Agent prior to 8:00 a.m. (local time of the office of such Swing Line Lender that is administering such Swing Line Loan) on the proposed Swing Line Borrowing Date of any Swing Line Loan directing such Swing Line Lender not to make such Swing Line Loan because such Swing Line Loan is not permitted under Section 2.3.1 or (ii) written notice of the type and by the time described in Section 2.3.7(c) from any Lender, such Swing Line Lender may make any requested Swing Line Loan on the proposed Swing Line Borrowing Date.

2.3.3 Interest on Swing Line Loans. The applicable Borrower shall pay interest on the unpaid principal amount of each Swing Line Loan, from the date such Swing Line Loan is made to the date such Swing Line Loan is paid in full, at a rate per annum equal to the Swing Line Rate from time to time in effect; provided that upon the request of any Swing Line Lender (or, if the Lenders have funded their participations in Swing Line Loans, the Required Lenders) at any time (and for so long as) an Event of Default exists, the interest rate applicable to each applicable Swing Line Loan shall be increased by 2% per annum.

2.3.4 Prepayments of Swing Line Loans. Each Borrower may from time to time prepay its Swing Line Loans in whole or in part, in a principal amount that is an integral multiple of 100,000 units of the applicable currency. The applicable Borrower will deliver a notice of prepayment to be received by the applicable Swing Line Lender and the Administrative Agent not later (a) in the case of Swing Line Loans denominated in US Dollars, 1:00 p.m. on the Business Days of such prepayment, (b) in the case of Swing Line Loans denominated in Euros, 12:00 noon, London time on the Business Day of such prepayment or (c) in each case, such later time as the applicable Swing Line Lender shall approve in its sole discretion, specifying the Swing Line Loans to be prepaid and the date and amount of such prepayment.

2.3.5 Refunding of Swing Line Loans. Any applicable Swing Line Lender may, at any time in its sole and absolute discretion, on behalf of the applicable Borrower (which hereby irrevocably directs such Swing Line Lender to act on its behalf), request each Lender through the Administrative Agent to make a Committed Loan in each applicable currency in an amount equal to such Lender’s Pro Rata Share of the principal amount of all Swing Line Loans of such Swing

Line Lender in such currency that are outstanding on the date such notice is given. Unless any of the events described in Section 7.1(f) or (g) shall have occurred and be continuing with respect to the applicable Borrower or for any reason the Lenders may not make Committed Loans pursuant to Section 2.2 (in which event the procedures of Section 2.3.6 shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of Committed Loans are then satisfied or the aggregate amount of the applicable Swing Line Loans is not in the minimum or integral amount otherwise required hereunder, each Lender shall make the proceeds of its Committed Loan in each applicable currency available to the Administrative Agent for the account of such Swing Line Lender at its applicable Lending Office, as directed by such Swing Line Lender, prior to noon in Same Day Funds on the Business Day next succeeding the date such notice is given. The proceeds of such Committed Loans shall be immediately applied to repay the outstanding Swing Line Loans of such Swing Line Lender. All Loans made pursuant to this Section 2.3.5 that are denominated in US Dollars shall be Base Rate Loans (but, subject to the other provisions of this Agreement, may be converted to Eurocurrency Rate Loans). All Loans made pursuant to this Section 2.3.5 that are denominated in Euros shall be Eurocurrency Rate Loans.

2.3.6 Funding Participations in Swing Line Loans.

(a) If an event described in Section 7.1(f) or (g) exists with respect to the applicable Borrower or for any reason the Lenders may not make Committed Loans pursuant to Section 2.2, each Lender will, upon notice from the Administrative Agent, purchase from each Swing Line Lender (and each Swing Line Lender will sell to each Lender) an undivided participation interest in all outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the outstanding principal amount of the Swing Line Loans (and each Lender will promptly, and in any event within one Business Day in the case of Swing Line Loans denominated in US Dollars and two Business Days in the case of Swing Line Loans denominated in Euro, transfer to the Administrative Agent, for the account of the Swing Line Lenders, in the relevant currency of the applicable Swing Line Loans and in Same Day Funds, the amount of its participation).

(b) If the Administrative Agent or any Swing Line Lender is required at any time to return to a Borrower, or to a trustee, receiver, liquidator, administrator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by a Borrower to the Administrative Agent or such Swing Line Lender in respect of any Swing Line Loan or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Swing Line Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such Swing Line Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Rate from time to time in effect.

2.3.7 Participations in Swing Line Loans.

(a) Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, as more fully set forth in Section 2.3.6, to fund its participation in, each outstanding Swing Line Loan in an amount equal to its Pro Rata Share of the amount of such Swing Line Loan.

(b) Each Lender’s obligation to refund Swing Line Loans and/or to purchase participation interests in Swing Line Loans, in each case pursuant to this Section 2.3, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (c) any breach of this Agreement by any Borrower or any other Lender; (d) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Swing Line Loan is to be refunded or any participation interest in any Loan is to be purchased; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) Notwithstanding the provisions of Section 2.3.7(b), no Lender shall be required to refund a Swing Line Loan and/or to purchase a participation interest in a Swing Line Loan, in each case pursuant to this Section 2.3, if, at least two Business Days prior to the making of such Swing Line Loan, the Administrative Agent and the applicable Swing Line Lender received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Loan were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Loan were not satisfied at the time of the making of such Loan; provided that the obligation of such Lender to make such Loan and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the date on which such Lender notifies the applicable Swing Line Lender that its prior notice has been withdrawn or (ii) on the first date after the making of such Swing Line Loan on which all conditions precedent to the making of such Swing Line Loan have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

2.4 Canadian Borrowings.

2.4.1 Canadian Borrowings. Subject to the terms and conditions of this Agreement, each Canadian Lender severally agrees to make loans (each a “Canadian Loan” and collectively the “Canadian Loans”) in Canadian Dollars to each Canadian Borrower, and to accept Canadian Banker’s Acceptances issued by each Canadian Borrower in accordance with the terms of Schedule 2.4, from time to time on any Business Day during the period from the Closing Date to the Commitment Termination Date in amounts equal to such Canadian Lender’s Canadian Percentage of the aggregate amount requested by such Canadian Borrower. Subject to the terms and conditions hereof, each Borrower may borrow under this Section 2.4, prepay under Section 2.6 and reborrow under this Section 2.4 from time to time.

2.4.2 Procedure for Canadian Borrowings.

(a) Each Canadian Borrowing, each conversion of a Canadian Borrowing from one Type to the other and each continuation of a Canadian Borrowing for a new Interest Period shall be made upon the applicable Canadian Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) in the case of a borrowing of or conversion to Canadian Prime Rate Loans, 12:00 noon (Toronto time) on the date of such borrowing or conversion, (ii) in the case of a borrowing or continuation of, or conversion of Canadian Prime Rate Loans to,

Eurocurrency Loans denominated in Canadian Dollars, 12:00 noon (Toronto time) three Business Days prior to the requested date of such borrowing, continuation or conversion; and (iii) in the case of a Canadian Borrowing of Canadian Banker’s Acceptances, 12:00 noon (Toronto time) one Business Day prior to the date of such Canadian Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Canadian Borrowing Notice, appropriately completed and signed by a Responsible Officer of such Canadian Borrower (or of the Company on behalf of such Canadian Borrower). Each such Borrowing, continuation or conversion shall be in a Required Borrowing Amount. Each Canadian Borrowing Notice (whether telephonic or written) shall specify (A) the applicable Canadian Borrower, (B) whether such Canadian Borrower is requesting a Canadian Borrowing or a continuation of Loans for a new Interest Period, (C) the requested date of the Canadian Borrowing or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be borrowed or continued (or the aggregate face amount of Canadian Banker’s Acceptances to be accepted, if applicable), and (E) the duration of the Interest Period (if any) with respect thereto (or the maturity of the Canadian Banker’s Acceptances, if applicable). If a Canadian Borrower fails to specify an Interest Period for a Canadian Borrowing of Eurocurrency Loans in a Canadian Borrowing Notice, then the applicable Loans shall be made or continued for an Interest Period of one month’s duration.

(b) Following receipt of a Canadian Borrowing Notice, the Administrative Agent shall promptly notify each Canadian Lender of its Canadian Percentage of the applicable Loans or Canadian Banker’s Acceptances. Upon satisfaction of the applicable conditions set forth in Article IV, each applicable Canadian Lender shall make the amount of (i) its Canadian Loan or (ii) its Canadian BA Discount Proceeds less its pro rata share of the Canadian Banker’s Acceptance Fee available (A) to the Administrative Agent in Same Day Funds at the applicable Lending Office of the Administrative Agent not later than 1:00 p.m., local time of such office, on the Business Day specified in the applicable Canadian Borrowing Notice or (B) directly to the applicable Canadian Borrower, with notice to the Administrative Agent, in accordance with other funding procedures that may be agreed to from time to time among the Company, the Administrative Agent and the related Canadian Lenders (or, in the case of Canadian Banker’s Acceptances, in accordance with Schedule 2.4). The Administrative Agent shall make all funds so received by the Administrative Agent available to the applicable Canadian Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Canadian Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Canadian Borrower.

(c) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Canadian Loan upon determination of such interest rate. The determination of the Eurocurrency Rate and Overnight Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(d) No Canadian Borrower shall at any time have Canadian Loans outstanding with more than ten different Interest Periods.

2.4.3 Participations in Canadian Loans and Canadian Banker’s Acceptances.

(a) Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, by the time required pursuant to the following clause (b) after its receipt of notice that the Administrative Agent has received a Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, each outstanding Canadian Loan and Canadian Banker’s Acceptance in an amount equal to its Pro Rata Share of the amount of such Canadian Loan (or its Pro Rata Share of the face amount of such Canadian Banker’s Acceptance, as the case may be).

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Participation Funding Notice. Each Lender shall (or shall cause an Affiliate to) (i) in the case of Canadian Loans, promptly (and in any event within three Business Days) after receipt of such Notice, make available to the Administrative Agent for the account of the Canadian Lenders an amount in the applicable currencies and in Same Day Funds equal to its Pro Rata Share of all outstanding Canadian Loans and (ii) with respect to participations in Canadian Banker’s Acceptances, on or before the maturity date of each Canadian Banker’s Acceptance, make available to the Canadian Administrative Agent for the account of the Canadian Lenders an amount in Canadian Dollars and in Same Day Funds equal to its Pro Rata Share of the face amount of such Canadian Banker’s Acceptance. If any Lender so notified fails to make available to the Administrative Agent for the account of the Canadian Lenders the full amount of such Lender’s participations in all Canadian Loans and Canadian Banker’s Acceptances by the applicable date set forth in clause (i) or (ii) above, then interest shall accrue on such Lender’s obligation to fund such participations, from such date to the date such Lender pays such obligations in full, at a rate per annum equal to the applicable Overnight Rate in effect from time to time during such period.

(c) From and after the date on which a Canadian Lender has delivered to the Administrative Agent a Participation Funding Notice, all funds received by the Canadian Lenders in payment of the Canadian Loans and Canadian Banker’s Acceptances, interest accrued thereon and other amounts payable in respect thereof shall be delivered by each Canadian Lender to the Administrative Agent, in the same funds as those received by such Canadian Lender, to be distributed to all Lenders in accordance with their Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.4), except that (i) the Pro Rata Share of such funds of any Lender that has not funded its participations as provided herein shall be retained by such Canadian Lender, and (ii) interest accrued on any portion of any Canadian Loan prior to the Lenders’ funding of their respective participations therein shall be retained by such Canadian Lender.

(d) If the Administrative Agent or any Canadian Lender is required at any time to return to a Loan Party, or to a trustee, receiver, liquidator, administrator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Loan Party to the Administrative Agent or such Canadian Lender in respect of any Canadian Loan, any Canadian Banker’s Acceptance or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Canadian Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such Canadian Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) The Required Lenders, the Canadian Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Canadian Loans or Canadian Banker’s Acceptances) for sharing the risks of Canadian Loans and Canadian Banker’s Acceptances ratably among all Lenders according to their Pro Rata Shares so long as such method does not materially disadvantage any Lender.

2.4.4 Obligations Unconditional. Each Lender’s obligation to purchase participation interests in Canadian Loans and Canadian Banker’s Acceptances pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (iii) any breach of this Agreement by any Borrower or any other Lender; (iv) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Canadian Loan or Canadian Banker’s Acceptance is to be refunded or any participation interest in any Loan is to be purchased; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.4.5 Limitations. Notwithstanding the provisions of Section 2.4.4, no Lender shall be required to purchase a participation interest in a Canadian Loan or Canadian Banker’s Acceptance pursuant to this Section 2.4 if, at least two Business Days prior to the making of such Canadian Loan or Canadian Banker’s Acceptance, the Administrative Agent and the Canadian Lenders received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Canadian Loan or Canadian Banker’s Acceptance were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Canadian Loan were not satisfied at the time of the making of such Canadian Loan or Canadian Banker’s Acceptance; provided that the obligation of such Lender to make such Canadian Loan or Canadian Banker’s Acceptance and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the first date after the making of such Canadian Loan or the issuance of such Canadian Banker’s Acceptance on which such Lender notifies the Administrative Agent that its prior notice has been withdrawn or (ii) the date on which all conditions precedent to the making of such Canadian Loan or Canadian Banker’s Acceptance have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

2.4.6 Effect of Currency Fluctuations. If at any time the Outstanding Amount of all Canadian Loans and Canadian Banker’s Acceptances exceeds an amount equal to 105% of the Canadian Commitments then in effect, the Administrative Agent may (or, at the request of any Canadian Lender, shall) notify the Company of such excess and, then, within three Business Days after receipt of such notice, the applicable Canadian Borrower shall prepay Canadian Loans (and/or Cash Collateralize Canadian Banker’s Acceptances) in an aggregate amount sufficient to reduce such Outstanding Amount to an amount not exceeding 100% of the Canadian Commitments.

2.4.7 Interest Act (Canada). For the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.4.8 Prepayment. A Canadian Banker’s Acceptance may only be repaid on its maturity date.

2.4.9 Power of Attorney. To facilitate the procedures contemplated in this Agreement, each Canadian Borrower appoints each Canadian Lender from time to time as the attorney-in-fact of such Canadian Borrower to execute, endorse and deliver on behalf of such Canadian Borrower drafts or depository bills in the form or forms prescribed by such Canadian Lender for Canadian Banker’s Acceptances. Each Canadian Banker’s Acceptance executed and delivered by a Canadian Lender on behalf of a Canadian Borrower shall be as binding upon such Canadian Borrower as if it had been executed and delivered by a Responsible Officer of such Canadian Borrower. The foregoing appointment shall cease to be effective, in respect of any Canadian Lender regarding such Canadian Borrower, three Business Days following receipt by such Canadian Lender of a written notice from such Canadian Borrower revoking such appointment (which notice shall be copied to the Administrative Agent); provided that any such revocation shall not affect any Canadian Banker’s Acceptances previously executed and delivered by such Canadian Lender pursuant to such appointment.

2.5 Letters of Credit.

2.5.1 The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (A) from time to time on any Business Day during the period from the Closing Date to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars or in one or more other Available Currencies for the account of the Company or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.5.2, and (B) to honor drawings under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the aggregate Outstanding Amount of all Letters of Credit shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) No Issuing Bank shall issue any Letter of Credit, if:

(i) subject to Section 2.5.2(c), the expiry date of such requested Letter of Credit would occur more than fifteen months after the date of issuance or last extension; provided that such expiry date may be up to eighteen months after the date of issuance or last extension if the Required Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Issuing Bank has approved such expiry date and such Letter of Credit is Cash Collateralized; provided that such expiry date shall not in any event be more than 180 days after the Letter of Credit Expiration Date.

(c) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than a Dollar Equivalent of US$100,000;

(iv) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than US Dollars or another Available Currency;

(v) such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency; or

(vi) any Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential Defaulting Lender Exposure (after giving effect to Section 2.20) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Defaulting Lender Exposure, as it may elect in its sole discretion.

(d) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted, or otherwise would not have an obligation, at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e) No Issuing Bank shall be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C-Related Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included each Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Banks.

2.5.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be Issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Company. Such L/C Application must be received by the applicable Issuing Bank and the Administrative Agent (i) not later than 10:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in US Dollars, and (ii) not later than 10:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Available Foreign Currency; or in each case such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion. In the case of a request for an initial Issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed Issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable Issuing Bank may reasonably require. Additionally, the Company shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C-Related Documents, as such Issuing Bank or the Administrative Agent may reasonably require.

(b) Promptly after receipt of any L/C Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Company and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit to extend the expiry date or increase the amount thereof, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company and/or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(c) If the Company so requests in any applicable L/C Application, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to the applicable Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date permitted by Section 2.5.1(b)(ii); provided that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.5.1(b) or (c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, the Company or, unless the Required Lenders otherwise consent, any Lender that one or more of the applicable conditions specified in Section 4.3 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d) If the Company so requests in any applicable L/C Application, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by such Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline from the Administrative Agent, the Company or, unless the Required Lenders otherwise consent, any Lender that one or more of the applicable conditions specified in Section 4.3 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause (d) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.5.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a currency other than US Dollars, the Company shall reimburse the applicable Issuing Bank in such currency, unless (i) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (ii) in the absence of any such requirement for reimbursement in US Dollars, the Company shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Company will reimburse such Issuing Bank in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in another currency, the applicable Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 10:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), the Company shall reimburse the applicable Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that, if the Company does not receive written notice of the amount required to be paid prior to 9:00 a.m. on such Honor Date with respect to any Letter of Credit to be reimbursed in US Dollars, then the Company will reimburse the applicable Issuing Bank not later than 10:00 a.m. on the Business Day after the Honor Date (in which case such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the rate then applicable to Base Rate Loans or, if such reimbursement obligations are denominated in a currency other than US Dollars, at a rate per annum equal to the sum of (i) the applicable Overnight Rate plus (ii) the Applicable Margin plus (iii) any Mandatory Costs). If the Company fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate

Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.5.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender shall upon any notice pursuant to Section 2.5.3(a) make funds available to the Administrative Agent for the account of the applicable Issuing Bank, in US Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.5.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in US Dollars, or if requested by such Issuing Bank, the equivalent amount thereof in another Available Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Available Currency with US Dollars.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.3 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.5.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.5.

(d) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.5.3 to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(e) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Company, any Subsidiary or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Committed Loans pursuant to this Section 2.5.3 is subject to the conditions set forth in Section 4.3 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Bank for the amount of any payment made by the applicable Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5.3 by the time specified in Section 2.5.3(b), the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

2.5.4 Repayment of Participations.

(a) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.5.3, if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.5.3(a) is required to be returned under any of the circumstances described in Section 9.5 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.

2.5.5 Obligations Absolute. The obligation of the Company to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e) any adverse change in the relevant exchange rates or in the availability of the relevant Available Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

2.5.6 Role of Issuing Bank. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C-Related Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s or any Subsidiary’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.5.5; provided that anything in such clauses to the contrary notwithstanding, the Company and/or, if applicable, the relevant Subsidiary may have a claim against the Issuing Bank, and an Issuing Bank may be liable to the Company and for, if applicable, the relevant Subsidiary, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company and/or any such Subsidiary which the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.5.7 Cash Collateral.

(a) Upon the request of the Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(b) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within three Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(c) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided to the extent necessary in order to protect against the results of exchange rate fluctuations.

2.5.8 Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company (or stated in the applicable Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

2.5.9 Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the L/C Fee Rate times the daily amount available to be drawn under such Letter of Credit (determined in accordance with Section 1.7); provided that any Letter of Credit Fees otherwise payable for the account of a

Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.5 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19, with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the L/C Fee Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the L/C Fee Rate separately for each period during such quarter that such L/C Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

2.5.10 Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Company shall pay directly to the applicable Issuing Bank for its own account, in US Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum separately agreed to by the Company and such Issuing Bank, computed on the daily amount available to be drawn under such Letter of Credit (determined in accordance with Section 1.7). In addition, the Company shall pay directly to the applicable Issuing Bank for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.5.11 Conflict with L/C-Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C-Related Document, the terms hereof shall control.

2.5.12 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for all drawings under such Letter of Credit as if such Letter of Credit were issued in support of obligations of, or for the account of, the Company. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.6 Prepayments.

2.6.1 Prepayment of Committed Loans. Any Borrower may, upon notice to the Administrative Agent, voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than, (A) in the case of Eurodollar Loans, 10:00 a.m. two Business Days prior to the date of prepayment, (B) in the case of other Eurocurrency Rate Loans, 11:00 a.m. three Business Days prior to the date of prepayment, and (C) in the case of Base Rate Committed Loans, on the date of prepayment; (ii) any prepayment of Committed Loans shall be in a Required Borrowing

Amount or the entire outstanding principal amount of Committed Loans (provided that this clause (ii) shall not apply to the first payment after any Committed Loans are made under Section 2.3.5 or 2.5.3 that result in any Borrowing of Committed Loans not being in the Required Borrowing Amount) and (iii) after giving effect to any prepayment of Committed Loans, each Committed Borrowing shall be in a Required Borrowing Amount. Each such notice shall specify the date and amount of such prepayment and the Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the a Borrower, such Borrower shall make such prepayment on the date specified in such notice, with the payment amount specified in such notice being due and payable on such specified date, it being understood, however, that such Borrower may condition any prepayment of the entire outstanding amount of Committed Loans upon the consummation of replacement financing. Any prepayment of a Eurocurrency Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.6.2 Prepayment of Swing Line Loans. Any Borrower may voluntarily prepay Swing Line Loans in accordance with the provisions of Section 2.3.4.

2.6.3 Prepayment of Canadian Loans. Any Canadian Borrower may, upon notice to the Administrative Agent, voluntarily prepay its Canadian Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) in the case of Canadian Prime Rate Loans, 12:00 noon (Toronto time) on the date of prepayment and (B) in the case of Eurocurrency Loans 11:00 a.m. three Business Days prior to the date of prepayment; and (ii) any prepayment of such Loans shall be in a Required Borrowing Amount or the entire outstanding principal amount of such Loans. Each such notice shall specify the date and amount of such prepayment and the Canadian Loans to be prepaid. The Administrative Agent will promptly notify each applicable Canadian Lender of its receipt of each such notice, and of such Canadian Lender’s Canadian Percentage of such prepayment. If such notice is given by a Canadian Borrower, such Canadian Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, it being understood, however, that the Canadian Borrower may condition any prepayment of the entire outstanding amount of such Loans upon the consummation of replacement financing. Any prepayment of a Canadian Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Canadian Loans of the related Canadian Lenders in accordance with their respective Canadian Percentages.

2.6.4 Mandatory Prepayments. If on any Revaluation Date, the Administrative Agent shall have determined that:

(a) the Total Outstandings exceed the Aggregate Commitments, then (x) the Administrative Agent may (or, at the request of the Required Lenders, shall) promptly notify the Company that a prepayment is required under this Section 2.6.4(a) and (y) the Borrowers shall, within three Business Days after receipt of such notice, prepay Loans (and/or Cash Collateralize Letters of Credit and/or Canadian Banker’s Acceptances) in an aggregate amount sufficient to eliminate such excess;

(b) the Foreign Currency Outstandings exceed an amount equal to 105% of the Foreign Currency Sublimit, then (x) the Administrative Agent may (or, at the request of the Required Lenders, shall) promptly notify the Company that a prepayment is required under this Section 2.6.4(b) and (y) the Borrowers shall, within three Business Days after receipt of such notice, prepay Foreign Currency Loans (and/or Cash Collateralize Letters of Credit and/or Canadian Banker’s Acceptances) in an aggregate amount sufficient to reduce the Foreign Currency Outstandings to an amount not exceeding 100% of the Foreign Currency Sublimit;

(c) the Dollar Equivalent amount of the outstanding Fronting Loans of any Fronting Lender to any Borrower exceeds 105% of the Fronting Commitment of such Fronting Lender to such Borrower, then (x) the Administrative Agent may (or at the request of the applicable Fronting Lender shall) promptly notify the Company that a prepayment is required under this Section 2.6.4(c) and (y) the Company shall cause the applicable Borrower to, within three Business Days after receipt of such notice, prepay Loans (and/or Cash Collateralize the applicable Fronting Loans) in an aggregate amount sufficient to reduce the outstanding Fronting Loans of such Lender to such Borrower to an amount not exceeding 100% of the Fronting Commitment of such Lender to such Borrower; or

(d) the Dollar Equivalent amount of the Subsidiary Borrower Outstandings exceeds 105% of the Subsidiary Borrower Sublimit, then (x) the Administrative Agent may (or at the request of the Required Lender shall) promptly notify the Company that a prepayment is required under this Section 2.6.4(d) and (y) the Company shall cause the Borrowers to, within three Business Days after receipt of such notice, prepay Loans (and/or Cash Collateralize the applicable Letters of Credit and/or Canadian Banker’s Acceptances) in an aggregate amount sufficient to reduce the Subsidiary Borrower Outstandings to an amount not exceeding 100% of the Subsidiary Borrower Sublimit.

2.7 Reduction or Termination of Commitments. The Company (or, prior to the Closing Date, Pentair) may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Total Outstandings (it being understood that such termination or reduction may be conditioned upon the consummation of replacement financing); provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m., three Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in the amount of US$5,000,000 or a higher integral multiple thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section 2.7, the Commitments may not be increased (except pursuant to Section 2.17). Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. If the Aggregate Commitments terminate pursuant to Section 2.7 and the Borrowers have paid all amounts payable hereunder and under the other Loan Documents (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized), then this Agreement shall terminate (except for provisions hereof that survive termination hereof).

2.8 Repayment of Loans.

2.8.1 Repayment of Committed Loans and Canadian Loans. The Borrowers shall repay each Committed Loan and each Canadian Loan in full on the Maturity Date.

2.8.2 Repayment of Swing Line Loans. The Borrowers shall repay each Swing Line Loan in full on the earliest of (i) demand of the applicable Swing Line Lender on any Business Day (provided that if such demand is made after 10:00 a.m. (local time) on a Business Day, then the Borrowers shall repay the applicable Swing Line Loan on the next Business Day), (ii) the tenth day after the making of such Swing Line Loan (or, if such day is not a Business Day, the immediately preceding Business Day) and (iii) the Maturity Date.

2.9 Interest.

2.9.1 Interest Rates. Subject to the provisions of Section 2.9.2, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Margin plus (C) (if such Loan is made from a Lending Office located in a Participating Member State or the United Kingdom) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Committed Loan that is a Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin; and (iv) each Swing Line Loan shall bear interest as provided in Section 2.3.

2.9.2 Default Rate. After acceleration of the Loans, and upon the request of the Required Lenders at any time (and for so long as) an Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.9.3 Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9.4 Minimum Interest; Increased Interest.

(a) By entering into this Agreement, the Lenders and the Loan Parties have assumed that the interest payable under this Agreement is not and will not become subject to Swiss Withholding Tax. Therefore, the Parent and each Borrower acknowledge and agree that the interest rates set forth in (and calculated in accordance with) this Section 2.9 shall constitute minimum interest rates.

(b) If (i) contrary to the assumptions of the Lenders and the Loan Parties, Swiss Withholding Tax is to be due on any payment of interest due by a Swiss Loan Party and (ii) it is unlawful for such Swiss Loan Party to make a tax gross up in accordance with Section 3.1.1(c) for any reason, then such interest payment due by such Swiss Loan Party shall be increased to an amount that (after the deduction of the Swiss Withholding Tax) results in a payment to the applicable Recipient of an amount equal to the payment that would have been due had no deduction of Swiss Withholding Tax been required. For such purpose, the Swiss Withholding Tax shall be calculated on the full grossed up interest amount.

2.10 Fees.

2.10.1 Facility Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Facility Fee Rate times (i) prior to the Maturity Date, the actual daily amount of the Aggregate Commitments, regardless of usage, and (ii) thereafter, if applicable, the Total Outstandings. The facility fee shall accrue at all times from the Closing Date to the Maturity Date (and thereafter until the Total Outstandings are reduced to zero) and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect. The facility fee shall accrue at all times on and after the Closing Date, including at any time during which one or more of the conditions in Article IV is not met.

2.10.2 Ticking Fee. If the Closing Date does not occur on or prior to October 5, 2012, then commencing on such date and continuing until the earlier of the Closing Date and the date of the termination of the Commitments, Pentair agrees to pay to the Administrative Agent for the account of each Lender a ticking fee of 20.0 basis points per annum on the amount of such Lender’s Commitment. Such ticking fee shall be due and payable on the earlier of the Closing Date and the date of the termination of the Commitments (and on December 31, 2012 if the Closing Date has not occurred prior to such date and the Commitments remain outstanding).

2.10.3 Arrangement and Agency Fees. The Company (or Pentair, if applicable) shall pay arrangement fees to each Arranger for its own account and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in each case in the amounts and at the times agreed to by the relevant parties.

2.10.4 Upfront Fee. The Company (or Pentair, if applicable) shall pay to the Administrative Agent for the account of each Lender on the Closing Date an upfront fee in the amount previously agreed to by such parties.

2.11 Computation of Interest and Fees. Computation of interest on Base Rate Loans computed based on Bank of America’s “prime rate” and on Loans denominated in British

Pounds Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Except as provided in the definition of Canadian Prime Rate, all other computations of interest and all computations of fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days or on such other basis as the Administrative Agent shall determine is customary for the relevant currency. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.12 Evidence of Debt.

2.12.1 Record of Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to any applicable Loan. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender’s Committed Loans and/or Canadian Loans may be evidenced by a Committed Note and/or a Canadian Note, in addition to such accounts or records. Each Lender may attach schedules to any such Note and endorse thereon the date, Type (if applicable), amount and maturity of Loans thereunder and payments with respect thereto.

2.12.2 Record of Participations. In addition to the accounts and records referred to in Section 2.12.1, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans, Canadian Loans, Canadian Banker’s Acceptances and Fronting Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.13 Payments.

2.13.1 Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars (or, in the case of principal and interest on any Loan denominated in another currency, in such other currency) and in Same Day Funds not later than 12:00 noon, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

2.13.2 Due Date Extension. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless, in the case of a payment of interest on a Eurocurrency Rate Loan, such next following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the immediately preceding Business Day), and any such extension of time shall be reflected in computing interest or fees, as the case may be.

2.13.3 Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender to the extent required to be reimbursed hereunder, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13.4 Clawback. Unless any Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a) if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the Overnight Rate from time to time in effect; and

(b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with (A) interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect and (B) such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing in this clause (b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 2.13.4 shall be conclusive, absent manifest error.

Upon any Lender failing to make such payment required to be made by such Lender under this Agreement, the Company may remove or replace such Lender in accordance with Section 9.12.

2.13.5 Return of Funds. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.13.6 Several Obligations. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Swing Line Loans, Letters of Credit, Canadian Loans and Canadian Banker’s Acceptances are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

2.13.7 Discretion as to Manner of Funding. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations, Canadian Loans, Canadian Banker’s Acceptances or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, Canadian Loans, Canadian Banker’s Acceptances and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 7.3, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Canadian Loans, Canadian Banker’s Acceptances or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply) or (D) receipt by any Fronting Lender of any payment for the account of any Non-Qualified Lender or any Cash Collateral applied to repay any Fronting Loan (it being understood that no repayment of a Fronting Loan by the application of Cash Collateral provided by a Defaulting Lender shall repay the applicable Committed Loan made by such Fronting Lender, but such Committed Loan shall thereafter be deemed to be held by the applicable Non-Qualified Lender).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15 Addition of Loan Parties; Fronting Arrangements.

2.15.1 Closing Date Accessions. On the Closing Date, prior to or concurrently with the initial Credit Extension, the Parent, the Confirmed Eligible Affiliates and the Company shall become parties hereto pursuant to the Closing Date Accession Agreement.

2.15.2 Other Accessions. The Company may from time to time on or after the Closing Date, by notice to the Administrative Agent (which shall identify the proposed Borrower and its jurisdiction of organization), request that any other Eligible Affiliate become a Borrower. The Administrative Agent shall promptly forward a copy of any such notice to each Lender. Within five Business Days after receipt of such notice, each Lender shall notify the Administrative Agent either (i) that it is not a Non-Qualified Lender or a Non-Participating Lender with respect to such Eligible Affiliate or (ii) if it is a Non-Qualified Lender or a Non-Participating Lender with respect to such Eligible Affiliate, of the details of and basis for such status (and any Lender that fails to provide such notice shall, subject to receipt of notice to the contrary from such Lender, be deemed to be a Non-Qualified Lender and a Non-Participating Lender with respect to such Eligible Affiliate). The determination by each Lender of its status as a Non-Qualified Lender and/or a Non-Participating Lender shall be conclusive and binding in the absence of manifest error. If there are no Non-Qualified Lenders with respect to an Eligible Affiliate, then such Eligible Affiliate may become a Borrower hereunder; provided that (i) such Eligible Affiliate and the Company shall have delivered a Borrower Accession Agreement to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) not later than five Business Days prior to the proposed effective date of such designation; (ii) to the extent requested by the Administrative Agent (on behalf of itself or any Lender) in writing at least five Business Days prior to the proposed effective date of such designation, the Company shall have delivered all documents and information required by regulatory authorities under applicable “know-your-customer” rules and regulations with respect to the proposed Borrower; and (iii) prior to the making of any Credit Extension to such Borrower, such Borrower shall have satisfied the conditions precedent set forth in Section 4.4; and (iv) the Administrative Agent shall have consented to such designation, which consent shall not be unreasonably withheld or delayed.

2.15.3 Fronting Loans. If the Administrative Agent notifies the Company that there are one or more Non-Qualified Lenders with respect to a proposed Eligible Affiliate but that there are no Non-Participating Lenders with respect to such Eligible Affiliate, then the Company may request that one or more other Lenders provide Loans to such Eligible Affiliate on behalf of each applicable Non-Qualified Lender (any such Loan, a “Fronting Loan”). No Lender shall have any obligation to agree to provide Fronting Loans. If, in response to such request, one or more Lenders (each a “Fronting Lender”) agree, in their sole and complete discretion, to provide Fronting Loans to such Eligible Affiliate, then such Eligible Affiliate may become a Borrower hereunder and, upon any request for Loans to be made to such Borrower, the applicable Fronting Lenders shall (in addition to their own Committed Loans to such Borrower) make Fronting Loans on behalf of the Non-Qualified Lenders to such Borrower; provided that each Fronting Lender with respect to a Borrower shall specify the aggregate amount of Fronting Loans that such Fronting Lender is willing to make to such Borrower (such amount, such Fronting Lender’s “Fronting Commitment” with respect to such Borrower) and, after giving effect to any Borrowing by such Borrower, the aggregate Dollar Equivalent amount of all Fronting Loans of such Fronting Lender to such Borrower shall not exceed such Fronting Lender’s Fronting Commitment to such Borrower. All Fronting Loans to a Borrower shall be made ratably by the applicable Fronting Lenders according to their Fronting Portions with respect to such Borrower.

2.15.4 Participations in Fronting Loans.

(a) Immediately upon the making of a Fronting Loan to a Borrower, each applicable Non-Qualified Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Fronting Lender a risk participation in such Fronting Lender’s ratable share (based upon the percentage that the Commitment of such Non-Qualified Lender is of the Commitments of all Non-Qualified Lenders with respect to such Borrower). The purchase of such risk participation in each applicable Fronting Loan by a Non-Qualified Lender shall satisfy such Non-Qualified Lender’s funding requirements under Section 2.1 with respect to the applicable Borrowing.

(b) The Required Lenders, the Fronting Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Fronting Loans or making cross assignments of Fronting Loans and other Loans) for sharing the risks of Fronting Loans ratably among all Lenders according to their Pro Rata Shares so long as such method does not materially disadvantage any Lender (in which case the remaining provisions of this Section 2,15 may be appropriately modified by such parties).

2.15.5 Funding of Participations. On the Trigger Date, the Administrative Agent shall notify each Non-Qualified Lender of its obligation to fund its participation in each applicable

Fronting Loan. Upon receipt of such notice, each Non-Qualified Lender shall make the amount of its participation in each applicable Fronting Loan available to the Administrative Agent in Same Day Funds, for the respective accounts of the applicable Fronting Lenders in accordance with their respective Fronting Portions, at the Administrative Agent’s Office for the applicable currency not later than the Applicable Time on the Business Day specified in such notice (which shall not be earlier than two Business Days following the giving of such notice). If any applicable Non-Qualified Lender fails to make available to the Administrative Agent any amount required to be paid by such Lender by the time specified in the foregoing sentence, then each applicable Fronting Lender (acting through the Administrative Agent) shall be entitled to recover from such Non-Qualified Lender, on demand, interest thereon for the period from the date such payment is required to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

2.15.6 Distribution of Payments. If, at any time after any Non-Qualified Lender has purchased and funded a risk participation in a Fronting Loan, the applicable Fronting Lender receives any payment on account of such Fronting Loan, such Fronting Lender (or the Administrative Agent on its behalf) will distribute to such Non-Qualified Lender such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Non-Qualified Lender’s participation was funded) in the same funds and currency as those received by such Fronting Lender. If any such payment received by a Fronting Lender and paid to a Non-Qualified Lender is required to be returned by such Fronting Lender as a result of any circumstance described in Section 9.5, such Non-Qualified Lender shall, upon demand of such Fronting Lender, pay to such Fronting Lender (or the Administrative Agent on its behalf) in the applicable currency the amount of such payment plus interest thereon from the date of such demand to the date such amount is paid at a rate per annum equal to the Overnight Rate. The obligations of the Non-Qualified Lenders under the foregoing sentence shall survive the termination of this Agreement.

2.15.7 Payments for the account of Fronting Lenders. Notwithstanding any other provision of this Agreement, until a Non-Qualified Lender funds its risk participation in any Fronting Loan, all payments hereunder in respect of such Fronting Loan shall be solely for the account of the applicable Fronting Lender.

2.15.8 Effect of Defaulting Lender on Fronting Arrangements. Notwithstanding the foregoing provisions of this Section 2.15, if any Lender is a Defaulting Lender, then, unless such Defaulting Lender has provided Cash Collateral in an amount sufficient, or other arrangements have been made, to cover the exposure of the Fronting Lenders to such Defaulting Lender (which arrangements shall be reasonably satisfactory to each applicable Fronting Lender and the Administrative Agent), (i) no Fronting Lender shall be required to make any Fronting Loan and (ii) if any Fronting Lender makes (through the Administrative Agent) a demand for repayment from a Borrower to which such Fronting Lender has outstanding Fronting Loans, then such Borrower shall repay each of its outstanding Loans on or before the earlier of (A) 30 days following receipt of such demand or (B) the fifth day following the last day of each applicable Interest Period ending after receipt of such demand.

2.16 Termination of Affiliate Borrowers. Any Borrower, other than the Company, shall cease to be a Borrower hereunder at such time as (a) no Credit Extensions shall be outstanding to such Borrower (and such Borrower has no outstanding requests for Credit Extensions) and (b) such Borrower and the Company shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement. If a Borrower liquidates, dissolves or ceases to be an Eligible Affiliate, all Credit Extensions outstanding to such Borrower shall be due and payable and such Borrower shall no longer be entitled to obtain any Credit Extensions hereunder.

2.17 Optional Increase in Commitments.

2.17.1 Option to Increase. The Company (or, prior to the Closing Date, Pentair) may from time to time (but not more than five times during the term of this Agreement), by means of a letter to the Administrative Agent substantially in the form of Exhibit D, request that the amount of the Aggregate Commitments be increased by (a) increasing the amount of the Commitment of any Lender that has agreed to such increase and/or (b) adding an Eligible Assignee as a party hereto with a Commitment in an amount agreed to by any such Person; provided that (i) no Eligible Assignee shall be added as a party hereto without the written consent of the Administrative Agent, the Issuing Banks, the Swing Line Lenders and any applicable Fronting Lender (which consents shall not be unreasonably withheld); and (ii) in no event shall the aggregate amount of all increases in the Aggregate Commitments exceed US$500,000,000 in the aggregate without the written consent of all the Lenders. Any increase in the Aggregate Commitments pursuant to this Section 2.17 shall be effective three Business Days (or such other period of time as the Company (or, prior to the Closing Date, Pentair), the Administrative Agent and the increasing or new Lender shall agree) after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Attachment I to Exhibit D (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form Attachment II to Exhibit D (in the case of the addition of an Eligible Assignee as a new Lender). Prior to the effectiveness of any such increase, the Company (or, prior to the Closing Date, Pentair) shall have delivered to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the authorization of the Company (or, prior to the Closing Date, Pentair) to increase the Aggregate Commitments. Notwithstanding the foregoing; no increase shall be permitted if (x) any Default or Event of Default has occurred and is continuing or (y) the amount of Aggregate Commitments following such increase would not be an integral multiple of US$5,000,000. The Administrative Agent shall promptly notify the Company (or, prior to the Closing Date, Pentair) and the Lenders of any increase in the amount of the Aggregate Commitments pursuant to this Section 2.17 and of the amount of the Commitment and the Pro Rata Share of each Lender after giving effect thereto. The Company acknowledges that, in order to maintain Loans in accordance with each Lender’s Pro Rata Share, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitments may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.5).

2.17.2 Procedures for Increases in Aggregate Commitments. Notwithstanding any other provision of this Agreement, the Administrative Agent, the applicable Borrower and the applicable Lenders may make arrangements reasonably satisfactory to such parties so that one or more applicable Lenders temporarily hold risk participations in Credit Extensions of other applicable Lenders (rather than requiring that all outstanding Credit Extensions to the applicable

Borrower immediately be held by the applicable Lenders in accordance with their Pro Rata Shares) with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Aggregate Commitments pursuant to this Section 2.17.

2.18 Resignation or Removal of Issuing Bank or Swing Line Lender. Notwithstanding anything to the contrary contained herein, (a) if at any time an Issuing Bank or a Swing Line Lender assigns all of its Commitment and Loans pursuant to Section 9.6.2, then it may, upon 30 days’ notice to the Company, the Lenders and the Administrative Agent, resign as an Issuing Bank or a Swing Line Lender, as applicable; and (b) the Company may from time to time, upon 30 days’ notice to the Lenders and the Administrative Agent, remove an Issuing Bank or a Swing Lender from such capacity. In the event of any such resignation or removal, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender; provided that (i) the Lender so appointed has agreed to act in such capacity and has been approved by the Administrative Agent (which approval will not be unreasonably withheld); and (ii) no failure by the Company to appoint any such successor shall affect the resignation or removal of the existing Issuing Bank or Swing Line Lender, as the case may be. Upon any resignation or removal of an Issuing Bank, (x) the retiring Issuing Bank shall retain all rights and obligations available to an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation or removal and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts) and (y) the Company shall, upon request, provide Cash Collateral satisfactory to the retiring Issuing Bank to secure its obligations with respect to such Letters of Credit and L/C Obligations. Upon the acceptance of a successor’s appointment as an Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Issuing Bank, (y) the retiring Issuing Bank shall be discharged from all of its duties and obligations as an Issuing Bank hereunder and under the other Loan Documents, and (z) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit of the retiring Issuing Bank, if any, outstanding at the time of such succession (in which case the retiring Issuing Bank shall release any Cash Collateral provided by the Company pursuant to the preceding sentence) or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. Upon the resignation or removal of a Swing Line Lender, the retiring Swing Line Lender shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation or removal, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3. Upon the acceptance of a successor’s appointment as a Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Swing Line Lender, (y) the retiring Swing Line Lender shall be discharged from all of its duties and obligations as a Swing Line Lender hereunder and under the other Loan Documents and (z) the successor Swing Line Lender shall make arrangements satisfactory to the retiring Swing Line Lender to effectively assume the obligations of the retiring Swing Line Lender with respect to Swing Line Loans made by the retiring Swing Line Lender outstanding at the time of such succession.

2.19 Defaulting Lenders.

2.19.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swing Line Lenders hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank or a Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19.1(b) or Section 2.20 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(c) Certain Fees. A Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.10.1 or ticking fee pursuant to Section 2.10.2 for any period during which that Lender is a Defaulting Lender except to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Pro Rata Share of the

Outstanding Amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.4, Section 2.5, or Section 2.20 and (3) the outstanding amount of all Fronting Loans for which it has provided Cash Collateral pursuant to arrangements agreed upon pursuant to Section 2.15.6, as applicable (and the Company shall (A) be required to pay (x) to each Issuing Bank and each Swing Line Lender, as applicable, the amount of such fee allocable to its Defaulting Lender Exposure arising from such Defaulting Lender and (y) to each Fronting Lender, the fee allocable to the principal amount of each Fronting Loan made by such Fronting Lender on behalf of such Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.5.9.

(d) Reallocation of Pro Rata Shares to Reduce Defaulting Lender Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Canadian Loans, Canadian Banker’s Acceptances or Swing Line Loans pursuant to Sections 2.3 and 2.5, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Canadian Loans, Canadian Banker’s Acceptances and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

2.19.2 Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit, Canadian Loans, Canadian Banker’s Acceptances and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.19.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.20 Additional Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize such Issuing Bank’s Defaulting Lender Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19.1(d) and any Cash Collateral provided by or in respect of such Defaulting Lender).

2.20.1 Certain Procedures for Cash Collateral. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to Section 2.20.2. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than inchoate tax and ERISA Liens and customary Liens in favor of a depositary bank for fees and charges), or that the total amount of such Cash Collateral is less than the aggregate Defaulting Lender Exposure, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lenders).

2.20.2 Cash Collateral for Letters of Credit. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.19.1(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.20.3 Return of Cash Collateral. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Defaulting Lender Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20, and shall promptly be returned to the Company, following (i) the elimination of the applicable Defaulting Lender Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Defaulting Lender Exposure or other obligations.

2.21 Use of Canadian Commitments.

2.21.1 Requests for or Increases in Canadian Commitments. So long as no Default or Event of Default exists, the Company may from time to time, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request that the Lenders provide, or increase the amount of their respective, Canadian Commitments; provided that (i) the Company may make a maximum of five such requests during the term of this Agreement, (ii) each such request shall be in an integral multiple of US$5,000,000 and (iii) the aggregate amount of the Canadian Commitments shall not at any time exceed US$75,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

2.21.2 Option to Provide or Increase Canadian Commitments. Each Lender shall notify the Administrative Agent within the time period specified pursuant to Section 2.21.1 whether or not it agrees to provide a, or to increase the amount of its, Canadian Commitment and, if so, of the maximum Canadian Commitment that such Lender is willing to have after the provision of, or the increase in, the Canadian Commitments pursuant to the Company’s request (which may be equal to, greater than or less than such Lender’s Pro Rata Share of the amount of the Canadian Commitments assuming the Lenders provide Canadian Commitments in the full amount requested by the Company). Any Lender not responding within such time period shall be deemed to have declined to provide a, or to increase the amount of its, Canadian Commitment.

2.21.3 Effectiveness of Canadian Commitments and Increases Therein. Promptly after the expiration of the time period specified pursuant to 2.21.1, the Administrative Agent and the Company shall determine (subject to Section 2.21.4) the date on which the Canadian Commitments, or the increase in the Canadian Commitments, shall become effective (each such date, a “CC Effective Date”) and the final allocation of the Canadian Commitments upon such effectiveness; provided that after giving effect to such allocation, the Canadian Commitment of each Lender that has agreed to provide a, or to increase the amount of its, Canadian Commitment shall be at least equal to than the lesser of (i) such Lender’s Pro Rata Share of the Canadian Commitments and (ii) the maximum amount specified by such Lender pursuant to 2.21.2. The Administrative Agent shall promptly notify the Lenders of each CC Effective Date and of the Canadian Percentage and the amount of the Canadian Commitment of each Canadian Lender after giving effect thereto.

2.21.4 Limitations on Canadian Commitments. No CC Effective Date may occur unless the Company shall have delivered to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the authorization of each Canadian Borrower to obtain Credit Extensions in an amount up to the amount of the Canadian Commitments that would be in effect upon the occurrence of such CC Effective Date.

2.21.5 Certain Procedures for Increases in Canadian Commitments. The Company acknowledges that, in order to maintain Canadian Loans in accordance with each Canadian Lender’s Canadian Percentage, a reallocation of the Canadian Commitments as a result of a non-pro-rata increase in the Canadian Commitments may require prepayment of all or portions of certain Canadian Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.5). To the extent that any Borrowing of Canadian Banker’s Acceptances is outstanding on the date of a non-pro-rata increase in the Canadian Commitments, the implementation of such increase with respect to such Borrowing shall be deferred until such Canadian Banker’s Acceptances mature in accordance with the terms thereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

3.1.1 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(b) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.1.5, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.1.5, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

3.1.2 Payment of Other Taxes by the Loan Parties. Without limiting the provisions of this Section 3.1.1, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

3.1.3 Tax Indemnifications. (a) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent demonstrable error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after demand therefor, for any amount which a Lender or an Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1.3(b).

(b) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6.4 relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b).

3.1.4 Evidence of Payments; Documentation for Refund.

(a) Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.1, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(b) Upon request by any Recipient after any payment of Swiss Withholding Tax by any Swiss Loan Party to a Governmental Authority as provided in this Section 3.1, such Swiss Loan Party shall provide to the Administrative Agent all documents required by Law or any applicable double taxation treaty for such Recipient to prepare a claim for the refund of any Swiss Withholding Tax so deducted.

3.1.5 Status of Lenders; Tax Documentation.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1.5(b)(i), (ii) or (iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) duly completed and executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

3.1.6 Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If any Recipient reasonably determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this Section 3.1 to the extent that the payment of such amount would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.1 shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.1.7 Representation with Respect to Swiss Tax Status. Without limiting any other provision of this Section 3.1, each Lender (i) represents and warrants to the Borrowers that, as of the date of this Agreement (or, if later, the date such Lender becomes a party hereto), such Lender (A) is a Swiss Qualifying Lender and (B) has not entered into a participation arrangement with respect to this Agreement with any Person that is not a Swiss Qualifying Lender; and (ii) agrees that such Lender shall promptly notify the Administrative Agent and the Company if for any reason it ceases to be a Swiss Qualifying Lender.

3.1.8 Limitation on Liability for Swiss Withholding Taxes. Notwithstanding any provision hereof to the contrary, no Swiss Loan Party shall be required to make a tax gross up or a tax indemnity payment under this Agreement, or an increased interest payment, to a Lender or an assignee, transferee or participant thereof in respect of Swiss Withholding Tax due on interest payments or other payments by any Swiss Loan Party under this Agreement as a direct result of such Lender, assignee, transferee or participant (i) breaching its representations and warranties in Section 3.1.7(i), (ii) failing to comply with the limitations on assignments, transfers and participations set forth herein or (iii) failing to provide a timely notice required by Section 3.1.7(ii). In the event of any such breach that has not been cured as of the applicable payment date, the applicable Swiss Loan Party shall be entitled to (A) deduct such Swiss Withholding Tax from any interest payment or other payment due from it to any Recipient under this Agreement or (B) be promptly reimbursed by such Recipient for any Swiss Withholding Tax amount due from such Swiss Loan Party in relation to interest paid or any other payment to such Recipient under this Agreement if the interest payment or such other payment was already made by such Swiss Loan Party without a deduction for the relevant Swiss Withholding Tax amount.

3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in US

Dollars or another currency) or to accept Canadian Banker’s Acceptances, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any other applicable currency in the applicable interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans, to convert Base Rate Committed Loans or Canadian Prime Rate Loans to Eurocurrency Rate Committed Loans or to accept Canadian Banker’s Acceptances, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (and each Lender hereby agrees to provide such notice promptly upon the applicable circumstances ceasing to exist). Upon receipt of such notice with respect to any outstanding Loans, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in US Dollars or Canadian Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans or Canadian Prime Rate Loans, as applicable either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3 Inability to Determine Rates. If the Administrative Agent (or, if applicable, the Canadian Administrative Agent) determines (or, in the case of clause (a)(iii) below, the Required Lenders determine and notify the Administrative Agent) in connection with any request for (a) Eurocurrency Rate Loans or a conversion to or continuation thereof that (i) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loans, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loans or (iii) the Eurocurrency Rate for such Eurocurrency Rate Loans does not adequately and fairly reflect the cost to the Required Lenders of funding such Eurocurrency Rate Loans or (b) Canadian Banker’s Acceptances that adequate and reasonable means do not exist for determining pricing with respect to such Canadian Banker’s Acceptances, then the Administrative Agent will promptly notify the Company and all applicable Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies or to issue Canadian Banker’s Acceptances shall be suspended until the Administrative Agent (or, if applicable, the Canadian Administrative Agent) revokes such notice, which the Administrative Agent shall revoke promptly if the circumstances giving rise to such notice cease to exist. Upon receipt of such notice, any Borrower may revoke any pending request for a borrowing or continuation of, or conversion to, Eurocurrency Rate Loans or for Canadian Banker’s Acceptances, as applicable, or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein or, in the case of a request for Eurocurrency Loans denominated in Canadian Dollars or Canadian Banker’s Acceptances, a request for a Borrowing of Canadian Prime Rate Loans.

3.4 Increased Costs and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

3.4.1 Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.4.4) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it or any Canadian Banker’s Acceptance accepted by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(c) result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(d) impose on any Lender, the London interbank market or the market for Canadian Banker’s Acceptances any other condition, cost or expense affecting this Agreement, Eurodollar Loans made or Canadian Banker’s Acceptances issued by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), of accepting any Canadian Banker’s Acceptance or of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender (so long as such request is substantially consistent with requests made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.4.1), the Company will pay (or cause the applicable Borrower to pay) to such Lender, within 10 days after demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.4.2 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender, any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or its holding company, if any, as a consequence of this Agreement, the Commitments or Loans of such Lender, the participations of such Lender in, or the issuance or maintenance of such Lender of, any Letter of Credit (or the maintenance of its obligation to participate in or issue any Letter of Credit) or the acceptance by such Lender of any Canadian Banker’s Acceptance, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or its holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender, within 10 days after demand (so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.4.2), such additional amount or amounts as will compensate such Lender or such holding company for any such reduction suffered.

3.4.3 Reserves on Eurocurrency Rate Loans. The Company shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.5 Funding Losses. Within 10 days after written demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower (or, with respect to any Loan requested prior to the Closing Date, Pentair) shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan of such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (or, with respect to any Loan requested prior to the Closing Date, any Borrower) to prepay, borrow (for a reason other than the failure of such Lender to make a Loan), continue or convert any Loan (other than a prepayment or borrowing of Base Rate Loans or Canadian Prime Rate Loans) on the date or in the amount notified by such Borrower (or, with respect to any Loan requested prior to the Closing Date, any Borrower);

(c) any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 9.12,

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (including any customary administrative fees charged by such Lender in connection with the foregoing, but excluding any loss of anticipated profits).

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.6 Matters Applicable to all Requests for Compensation.

3.6.1 Calculation Certificates. Each demand or request by the Administrative Agent or any Lender claiming compensation under this Article III shall be accompanied by a certificate setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder, which certificate shall be conclusive in the absence of demonstrable error. In determining such amount, the Administrative Agent or a Lender may use any reasonable averaging and attribution methods.

3.6.2 Replacement of Lender. Upon any Lender’s making a claim for compensation under Section 3.1 or Section 3.4, the Company may remove or replace such Lender in accordance with Section 9.12.

3.6.3 Mitigation. Any Lender claiming any additional amounts payable pursuant to Section 3.1 or Section 3.4, or exercising its rights under Section 3.2, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

3.6.4 Delayed Requests. Failure or delay on the part of any Lender to demand compensation pursuant to Section 3.1, 3.4.1 or 3.4.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to such Sections for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s demand for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.7 Economic and Monetary Union in the European Community.

(a) Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation and without prejudice to the liabilities for indebtedness of the Borrowers to the Lenders under or pursuant to this Agreement, each reference in this Agreement to a fixed amount or fixed amounts (or an integral multiple thereof) in a national currency of a

Subsequent Participant to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient fixed amount or fixed amounts (or an integral multiple thereof) in Euro as the Administrative Agent may from time to time specify.

(b) Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Company may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

3.8 Discretion of Lenders as to Manner of Funding. Subject to Section 3.6.3, any Lender may cause a branch or affiliate of such Lender to fund or maintain any Loan made or to be made by such Lender hereunder or any Canadian Banker’s Acceptance to be made available by such Lender hereunder.

3.9 Survival. All of the Borrowers’ obligations under this Article III, and each Lender’s obligations under Section 3.1.3(b), shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to the Effectiveness of this Agreement. The effectiveness of this Agreement (the date of such effectiveness, the “Signing Date”) is subject to the conditions precedent that the Administrative Agent shall have received each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

4.1.1 Agreement. Counterparts of this Agreement signed by all parties hereto.

4.1.2 KYC Information. To the extent requested by the Administrative Agent (on behalf of itself or any Lender) in writing at least 10 Business Days prior to the Signing Date, all documents and information required by regulatory authorities under applicable “know-your-customer” rules and regulations with respect to the Parent, the Company, the Confirmed Eligible Affiliates and Pentair.

4.1.3 Certificate. A certificate of a Responsible Officer of Pentair stating that the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.9 and (with respect to Pentair and its Subsidiaries and, to the knowledge of Pentair, the Parent and its Subsidiaries) 5.12 are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the Signing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

4.2 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

4.2.1 Signing Date. The occurrence of the Signing Date.

4.2.2 Documents. Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or in a .pdf or similar file (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(a) a Closing Date Accession Agreement substantially in the form of Exhibit F (the “Closing Date Accession Agreement”) signed by the Company, the Confirmed Eligible Affiliates and the Parent;

(b) a Committed Note signed by each Borrower in favor of each Lender that has requested a Committed Note;

(c) certified copies of resolutions of the board of directors (or equivalent governing body) of each Loan Party authorizing or ratifying the execution, delivery and performance by such Loan Party of this Agreement or the Closing Date Accession Agreement, as applicable, and any other Loan Document to which such Loan Party is a party; and a certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, together with a sample of the true signature of each such officer;

(d) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing and (to the extent such concept applies) in good standing in the jurisdiction of its organization or formation;

(e) a certificate of a Financial Officer of the Parent and a Responsible Officer of the Company certifying (A) that no change, occurrence or development shall have occurred prior to the Signing Date since March 27, 2012 (in the case of the Parent and its Subsidiaries) or December 31, 2011 (in the case of Pentair and its Subsidiaries), other than any change, occurrence or development disclosed in any 10-K, 10-Q, 8-K, S-1 or S-4 filing with the SEC at least five Business Days prior to the Signing Date, that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Parent and its Subsidiaries (including Pentair and its Subsidiaries), taken as a whole, giving pro forma effect to the transactions contemplated by the Merger Agreement and the Separation Agreement; and (B) as to the matters set forth in Sections 4.2.4 and 4.2.5; and

(f) the opinions of (A) Angela D. Lageson, Senior Vice President and General Counsel of Pentair, (B) Foley & Lardner LLP, New York counsel to the Loan Parties, (C) Bär & Karrer, Swiss counsel to the Loan Parties; (D) Allen & Overy LLP, Luxembourg counsel to the Loan Parties and (E) Eversheds Faasen B.V., Dutch counsel to Pentair Netherlands B.V.

4.2.3 Consummation of Combination. The Administrative Agent shall have received reasonably satisfactory evidence that the Combination has been, or concurrently with the initial Credit Extension will be, consummated in material compliance with the terms and conditions set forth in (i) the Separation Agreement and (ii) the Merger Agreement, in each case without any change to or waiver of any of the terms and conditions set forth therein in a manner that is materially adverse to the Lenders (in their capacity as such), unless such change or waiver has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed).

4.2.4 Merger Agreement Representations. The representations and warranties with respect to the Parent and its Subsidiaries (excluding Pentair and its Subsidiaries) in the Merger Agreement shall be true and correct in all material respects (but only to the extent that, if not accurate, Pentair would be permitted to terminate its obligations under the Merger Agreement).

4.2.5 Certain Representations. The representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4.1, 5.4.2, 5.5(b), 5.9 and 5.11 shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

4.2.6 Termination of Existing Agreement. Payment of all amounts payable under the Existing Agreement and the termination of the commitments thereunder.

4.2.7 Payment of Fees. All accrued fees and expenses of the Arrangers, the Administrative Agent and the Lenders that are required to be paid on or prior to the Closing Date and for which invoices have been presented to Pentair reasonably in advance thereof shall have been paid.

4.2.8 Payment of Counsel. Unless waived by the Administrative Agent, the Company or Pentair shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoices were presented to Pentair reasonably in advance of the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the foregoing or the last paragraph of Section 8.3, for purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall provide written notice of the Closing Date to Pentair, the Company and each Lender, which notice shall be conclusive and binding.

4.3 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (excluding, in the case of Sections 4.3.2, 4.3.3 and 4.3.5, the Credit Extensions made on the Closing Date) is subject to the following conditions precedent:

4.3.1 Request for Credit Extension. The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

4.3.2 No Default. No Event of Default or Default shall exist, or would result from such proposed Credit Extension.

4.3.3 Representations and Warranties. The representations and warranties of the Borrowers contained in Article V (excluding the representations and warranties made in Sections 5.4.3 and 5.5) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

4.3.4 No Excess Credit Extensions. After giving effect to such Credit Extension, (i) the Total Outstandings will not exceed the Aggregate Commitments and (ii) no applicable Sublimit or other limitation on Credit Extensions hereunder shall have been exceeded.

4.3.5 Other. The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.3.1, 4.3.2, 4.3.3 and 4.3.4 have been satisfied on and as of the date of the applicable Credit Extension.

4.4 Conditions to Affiliate Borrower Credit Extensions. The obligation of any Lender to honor a Request for Credit Extension on the occasion of the first Credit Extension to an Affiliate Borrower (other than the Company) is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:

4.4.1 Note. A Committed Note or a Canadian Note, as applicable, payable to such Lender signed by such Affiliate Borrower, if requested by a Lender.

4.4.2 Evidence of Authorization, etc. All documents as shall reasonably demonstrate the existence of such Affiliate Borrower, the organizational power and authority of such Affiliate Borrower to enter into and the validity with respect to such Affiliate Borrower of this Agreement and the other Loan Documents and any other matters relevant hereto (including opinion(s) of counsel as to the matters set forth on Schedule 4.4), all in form and substance reasonably satisfactory to the Administrative Agent.

4.4.3 Approvals. Any Governmental Authority and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Affiliate Borrower.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party, as applicable, represents and warrants to the Lenders and the Administrative Agent that:

5.1 Corporate Existence and Power. Such Loan Party is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the laws of its jurisdiction of organization and, except to the extent that the failure to have the same could not reasonably be expected to have a Material Adverse Effect, has all organizational powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Loan Parties of this Agreement and the Notes are within their respective corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any Governmental Authority (other than informational filings with the SEC or any similar Governmental Authority) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents of any Loan Party or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon any Loan Party or result in the creation or imposition of any Lien (other than under the Loan Documents) on any asset of Pentair, or after the Closing Date, the Parent or any of their respective Subsidiaries (including any Borrower).

5.3 Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party, and each Note, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the applicable Borrower, in each case enforceable against the applicable Loan Parties in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting creditors’ rights generally and general principles of equity.

5.4 Financial Information.

5.4.1 Audited Financial Statements. The audited consolidated balance sheet of Pentair and its Consolidated Subsidiaries at December 31, 2011 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in Pentair’s annual report for the year ended December 31, 2011, as filed with the SEC on Form 10-K, a copy of which has been made available to each Lender, fairly present, in conformity with GAAP, the consolidated financial position of Pentair and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

5.4.2 Unaudited Financial Statements. The unaudited consolidated balance sheet of Pentair and its Consolidated Subsidiaries at June 30, 2012 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in Pentair’s quarterly report for the fiscal quarter ended June 30, 2012 as filed with the SEC on Form 10-Q, a copy of which has been made available to each Lender, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 5.4.1 (except as otherwise expressly noted therein), the consolidated financial position of Pentair and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments and the absence of footnotes).

5.4.3 No Material Adverse Change. Except as disclosed in the Public Filings, no change, occurrence or development has occurred since December 31, 2011 (in the case of Pentair and its Subsidiaries) or, to the knowledge of Pentair or any of its Subsidiaries, since March 27, 2012 (in the case of the Parent and its Subsidiaries) that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Parent and its Subsidiaries (including Pentair and its Subsidiaries), taken as a whole after giving pro forma effect to the Combination.

5.5 Litigation. There is no action, suit or proceeding pending or, to the knowledge of any Loan Party, threatened in writing against the Parent or any Subsidiary (or, as of the Signing Date, Pentair or any of its Subsidiaries) before any Governmental Authority or arbitrator (a) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries (including Pentair and its Subsidiaries), taken as a whole after giving effect to the Combination, except as disclosed in Public Filings; or (b) that in any manner questions the validity of this Agreement or any Note or the financing contemplated hereby.

5.6 Compliance with ERISA. Each of the Parent and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted), other than failures to fund or comply or the incurrence of liabilities to the PBGC or any Plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7 Taxes. The Parent and each of its Subsidiaries have filed all United States federal income tax returns, and all other material federal, foreign, state and local income, excise and other material tax returns, which are required to be filed by them and have paid or made provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any of its Subsidiaries, except (a) taxes which are not overdue by more than thirty (30) days and (b) taxes, if any, that are being contested in good faith and for which adequate reserves have been provided.

5.8 Subsidiaries. Without limiting any representation or warranty set forth in Section 5.1, each Subsidiary is an entity duly organized, validly existing and, to the extent such concept is applicable in the jurisdiction of organization of such Subsidiary, in good standing under the laws of its jurisdiction of organization and has all requisite powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9 Not an Investment Company. (a) Prior to the Closing Date, neither Pentair nor any Subsidiary thereof and (b) thereafter, neither the Parent nor any Subsidiary thereof is, in any such case, an “investment company” within the meaning of the Investment Company Act of 1940.

5.10 Environmental Matters. The Parent conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on business, operations and properties of the Parent and its Subsidiaries, and as a result thereof the Parent has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries taken as a whole giving pro forma effect to the Combination.

5.11 Use of Proceeds. The Borrowers will use the proceeds of the Credit Extensions solely for the purposes described in Section 6.7.

5.12 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved).

ARTICLE VI

COVENANTS

Effective beginning on the Closing Date, the Loan Parties agree that so long as any Lender has any Commitment hereunder or any amount payable by any Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized):

6.1 Information. The Parent will deliver to the Administrative Agent (and, upon receipt, the Administrative Agent will promptly deliver to each of the Lenders):

6.1.1 Annual Financial Statements. Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 120 days after the end of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the SEC and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing.

6.1.2 Quarterly Financial Statements. Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 60 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified by a Senior Financial Officer as fairly presenting in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of the Parent and the Consolidated Subsidiaries.

6.1.3 Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in Sections 6.1.1 and 6.1.2, a certificate of a Senior Financial Officer (i) setting forth in reasonable detail the calculations required to establish whether the Parent was in compliance with the requirements of Sections 6.2 and 6.3 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Default and, if any such event then exists, setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.

6.1.4 Notice of Default. Forthwith upon the occurrence of any Responsible Officer obtaining knowledge of any Event of Default or Default, a certificate of a Senior Financial Officer setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.

6.1.5 Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed.

6.1.6 SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K and 10-Q which the Parent shall have filed with the SEC.

6.1.7 ERISA Notices. If and when the Parent or ERISA Affiliate or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC.

6.1.8 Notice of Other Material Events. Promptly upon obtaining knowledge thereof, notice of the commencement of any litigation or Governmental Authority proceeding affecting the Parent or any Subsidiary (including pursuant to any applicable Environmental Law) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect.

6.1.9 Ratings. Promptly upon the public announcement thereof, notice of any downgrade in any credit rating with respect to the Company by Moody’s or S&P.

6.1.10 Other Information. From time to time such additional information regarding the financial position or business of the Loan Parties as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Sections 5.4 or 6.1.1, 6.1.2, 6.1.5 or 6.1.6 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date such documents are posted on the Parent’s behalf on SyndTrak/IntraLinks/ IntraAgency, on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC), or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Maximum Leverage Ratio. The Parent shall not permit the Leverage Ratio as of the end of any period of four consecutive fiscal quarters of the Parent to exceed 3.50 to 1.00 on the last day of each fiscal quarter of the Parent.

6.3 Minimum Interest Coverage Ratio. The Parent shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent ending on the last day of a fiscal quarter of the Parent to be less than 3.00 to 1.00.

6.4 Negative Pledge. Neither the Parent nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

(a) any Lien existing on the date of this Agreement and disclosed in the financial statements referred to in Section 5.4 or set forth in Schedule 6.4;

(b) Liens imposed by Law for taxes, assessments or charges of any Governmental Authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law or created in the ordinary course of business, provided that (i) the obligation secured by the applicable Lien has not been delinquent for more than 90 days or remains payable without penalty and, in each case, the property subject to such Lien is not subject to forfeiture as a result of such Lien or (ii) the applicable Lien is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d) Liens (other than any Lien imposed under ERISA) consisting of pledges or deposits in the ordinary course of business (i) required in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers to secure obligations with respect to casualty or liability insurance maintained by the Parent or any of its Subsidiaries;

(e) Liens on property of the Parent or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(f) Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (x) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (y) the aggregate amount secured by all such Liens does not at any time exceed the greater of (i) US$50,000,000 and (ii) 0.5% of the Parent’s consolidated total assets;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the businesses of the Parent and its Subsidiaries;

(h) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such leases are otherwise permitted hereunder;

(i) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies (or, with respect to accounts located in Luxembourg, contractual provisions) as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Parent or any Subsidiary to provide collateral to the depository institution;

(j) Liens arising in connection with Securitization Transactions;

(k) Liens on property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary and/or any other Foreign Subsidiary that is permitted under Section 6.6;

(l) any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition (by merger or otherwise) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than any Lien on the equity interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; and (ii) the Debt or other obligation secured thereby is not prohibited by Section 6.6;

(m) Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any of its Subsidiaries in the ordinary course of business;

(n) Liens solely on cash earnest money deposits made by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens securing reimbursement obligations incurred in the ordinary course of business for trade letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, that are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(p) Liens incurred in the ordinary course of business in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary and do not secure any Debt;

(r) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection;

(s) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement;

(t) rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement;

(u) any Lien arising under any Loan Document;

(v) any Lien on an asset arising out of an agreement to dispose of such asset, to the extent such disposition is not prohibited by this Agreement and such Lien does not secure any other obligation;

(w) any extension, renewal or substitution of or for any Lien described in clause (a) or (l) above, in each case (A) to the extent that the amount of the Debt or other obligation secured by the applicable Lien shall not exceed the amount of the Debt or other obligation existing immediately prior to such extension, renewal or substitution and (B) so long as the scope of the property subject to such Lien is not increased; and

(x) in addition to Liens permitted by clauses (a) through (w) above, any other Lien securing obligations in a Dollar Equivalent amount at the time of creation thereof that, in the aggregate with the outstanding amount of all other Debt and other obligations then secured pursuant to this clause (x), does not exceed 12.5% of Consolidated Shareholders’ Equity as shown on the then most recent consolidated financial statements of the Parent delivered to the Administrative Agent pursuant to Section 6.1 of this Agreement (or, prior to such initial delivery pursuant to Section 6.1 of this Agreement, as shown on the most recent such financial statements available to the Company).

Any lien permitted above under this Section 6.4 on any property may extend to identifiable proceeds of such property.

6.5 Consolidations, Mergers and Sales of Assets; Acquisitions.

(a) No Loan Party will merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets as an entirety to any other non-affiliated Person (in each case excluding any transaction in consummation of the Combination) unless:

(i) in the case of a merger or consolidation, the Person surviving such transaction is the applicable Loan Party; and

(ii) immediately after giving effect to any such action, no Event of Default or Default shall have occurred and be continuing.

(b) The Parent will not, and will not permit any Subsidiary to, make any Acquisition other than (i) Permitted Acquisitions and (ii) Acquisitions consummated in connection with the Combination.

6.6 Subsidiary Debt. The Parent will not permit any Subsidiary (other than the Company) to create, incur, assume or suffer to exist any Debt except:

(a) Debt arising under Securitization Transactions in an aggregate amount outstanding not exceeding US$250,000,000 at any time;

(b) Debt existing on the Closing Date and identified on Schedule 6.6; provided that all such Debt (or, in the case of Debt arising under Guarantees, the applicable guaranteed Debt) shall be repaid not later than 120 days after the Closing Date;

(c) Debt of a Subsidiary owed to the Parent or another Subsidiary;

(d) Debt incurred as an account party in respect of any trade letter of credit;

(e) deferred compensation owed to employees incurred in the ordinary course of business;

(f) to the extent constituting Debt, obligations with respect to deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;

(g) to the extent constituting Debt, obligations incurred in respect of cash management services, netting services, overdraft protection and similar arrangements and hedging transactions with a term not exceeding two years, in each case in the ordinary course of business;

(h) Debt constituting reimbursement obligations with respect to letters of credit issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations relating to regarding workers’ compensation claims incurred in the ordinary course of business;

(i) obligations in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;

(j) Debt that has maturities and other terms, and is subordinated to the Obligations in a manner, satisfactory to the Required Lenders;

(k) Debt arising under capital leases in an aggregate principal amount not to exceed US$50,000,000 outstanding at any time; and

(l) other Debt in an aggregate principal amount not to exceed US$750,000,000 outstanding at any time.

6.7 Use of Proceeds. The Parent shall, and shall cause each Subsidiary to, use the proceeds of the Loans solely to refinance indebtedness, for working capital, for capital expenditures and for all other general corporate purposes (including Permitted Acquisitions). Without limiting the foregoing, the Parent shall not, and shall not permit any Subsidiary to, use the proceeds of any Credit Extension, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” in violation of Regulation U of the FRB.

6.8 Compliance with Contractual Obligations and Law. The Parent shall, and shall cause each Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

6.9 Insurance. The Parent shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (and/or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and covering similar properties in the same or similar localities, of such types, with such deductibles, covering such risks and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.10 Ownership of Borrowers. The Parent shall at all times own and control, directly or indirectly, all of the equity interests (other than directors’ qualifying shares and other than as may be required by law) of each Borrower (unless, in the case of any Borrower other than the Company, such Borrower and has ceased to be a party hereto pursuant to Section 2.16).

6.11 Payment of Taxes. The Parent shall, and shall cause each Subsidiary to, file all United States federal income tax returns, and all other material federal, foreign, state and local income, excise and other material tax returns, which are required to be filed by them and pay or make provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any Subsidiary, except (a) taxes that are not overdue by more than 30 days and (b) taxes that are being contested in good faith and for which adequate reserves have been provided.

6.12 Business Activities. The Parent shall (a) not engage in any business activity other than (i) the ownership of the capital stock of the Company and (ii) activities incidental thereto and (b) not permit any Subsidiary to engage in any line of business other than those engaged in by the Company and its Subsidiaries on the Closing Date (after giving effect to the Combination) and businesses reasonably related thereto.

6.13 Swiss Twenty Non-Bank Rule. Each Swiss Loan Party shall at all times comply with the Swiss Twenty Non-Bank Rule, to the extent applicable; provided that a Swiss Loan Party shall not be in breach of this Section 6.13 if non-compliance arises solely as a consequence of (a) an inaccurate representation and warranty by a Lender pursuant to Section 3.1.7; (b) any assignment or participation by a Lender to a Person that is not a Swiss Qualifying Lender without the consent of the Company; or (c) any Lender ceasing to be a Swiss Qualifying Lender so long as (i) commencing promptly after the Company obtains knowledge of such event, the Company and such Swiss Loan Party take all reasonable steps to cause the number of creditors of such Swiss Loan Party relevant under the Swiss Twenty Non-Bank Rule to be not more than 20 and (ii) the Company and such Swiss Loan Party agree to indemnify each Lender (other than any Lender described in clause (a), (b) and/or (c) above) for any loss, cost or expense such Lender may incur as a result of any violation of the Swiss Twenty-Non-Bank Rule.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay within two Business Days of the date due any principal of any Loan; or any Borrower shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

(b) any Loan Party shall fail to observe or perform any applicable covenant contained in Sections 6.2 to 6.7, inclusive;

(c) any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Parent (or, prior to the Closing Date, Pentair) by the Administrative Agent at the request of any Lender or (ii) if the Parent fails to promptly notify the Administrative Agent and the Lenders of such failure as required by Section 6.1.4, the date on which a Senior Financial Officer had actual knowledge of such failure;

(d) any representation, warranty, certification or statement made by any of the Loan Parties in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(e) the Parent or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof; provided that any such failure relating to a Material Financial Obligation that was the Debt of a Person acquired by the Parent or any of its Subsidiaries and which was assumed by the Parent or such Subsidiary as part of such acquisition shall not constitute an Event of Default or Default pursuant to this clause (e) so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition;

(f) the Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to itself, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or any of the shareholders of a Material Subsidiary shall take any action to initiate any of the foregoing with respect to such Material Subsidiary;

(g) an involuntary case or other proceeding shall be commenced against the Parent or any Material Subsidiary seeking liquidation, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to it, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or any of the Parent’s shareholders shall take any action to initiate a proceeding of the type described in clause (f) above with respect to the Parent, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, except that the filing of summons to pay (commandement de payer) against the Parent in accordance with the Swiss Debt Collection and Bankruptcy Act shall not be an Event of Default if the Parent has duly filed an opposition against such summons to pay (opposition) and it is not likely to have a Material Adverse Effect (but the Parent shall in any event inform the Administrative Agent of any filing of such summons to pay); or an order for relief shall be entered against the Parent or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

(h) the Parent or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of US$1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Parent or an ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds US$100,000,000; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities in an aggregate amount exceeding US$100,000,000; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding shall exceed US$100,000,000, and such proceeding shall not have been dismissed within 30 days;

(i) a judgment or order for the payment of money in excess of a Dollar Equivalent amount of US$100,000,000 shall be rendered against any Borrower or any of its Subsidiaries (net of insurance proceeds in the event a solvent insurer with an investment grade long term bond rating has acknowledged in writing its obligation to satisfy such judgment) and such judgment or order is not within 60 days of the entry thereof bonded, discharged or stayed;

(j) at any time after the consummation of the Combination, any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent;

(k) a majority of the members of the board of directors of the Parent ceases to be individuals who (i) were members of such board of directors as of the Closing Date after giving effect to the Combination or (ii) were nominated or appointed to be members of such board by a majority of the members of such board who, at the time of such nomination or appointment, were individuals described in the foregoing clause (i) or this clause (ii); or

(l) except as otherwise expressly permitted under the Loan Documents (i) this Agreement, the Notes or any other document executed in connection herewith, at any time after its execution and delivery, ceases to be in full force and effect against any applicable Loan Party; (ii) any Loan Party or any other Person acting on behalf of any Loan Party contests in any manner the validity or enforceability of any such document against any applicable Loan Party; or (iii) any Loan Party or any other Person acting on behalf of any Loan Party denies that it has any or further liability or obligation under any such document, or purports to revoke, terminate or rescind any such document;

then, and in any such event,

(i) in the case of any Event of Default specified in clause (f) or (g) above, without any notice to the Borrowers or any other act by the Administrative Agent or any Lender, the Commitments shall immediately terminate and the Loans and all other obligations of the Borrowers hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and

(ii) in the case of any other Event of Default, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrowers (with a copy to all Lenders), terminate the Commitments, which shall thereupon immediately terminate, and/or (ii) if requested by the Required Lenders, by notice to the Borrowers (with a copy to all Lenders), declare the Loans and all other obligations of the Borrowers hereunder to be, and the Loans and such obligations shall thereupon become, immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2 Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

7.3 Cash Collateral. In addition to the remedies specified above, if any Event of Default described in Section 7.1(f) or (g) shall have occurred, or if any other Event of Default described in Section 7.1 shall have occurred and be continuing and the Administrative Agent shall (at the request of the Required Lenders) have demanded that the Borrowers provide Cash Collateral for the L/C Obligations and the Canadian Banker’s Acceptances, the Borrowers shall pay to the Administrative Agent an amount equal to the then outstanding L/C Obligations and Canadian Banker’s Acceptances. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, an Issuing Bank or a Swing Line Lender, the Borrowers shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Defaulting Lender Exposure (after giving effect to Section 2.19.1(d) and any Cash Collateral provided by the Defaulting Lender). Such payment shall be in Same Day Funds which shall be held by the Administrative Agent in a cash collateral account until all outstanding Letters of Credit are terminated without payment or are paid and all Canadian Banker’s Acceptances are paid. In the event any Borrower defaults in the payment of any L/C Obligations or Canadian Banker’s Acceptances, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrowers acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by the Borrowers to pay immediately to the Administrative Agent the amount provided under this Section 7.3, and that the Administrative Agent and the Lenders shall have the right to require the Borrowers to perform specifically such undertaking whether or not any of the L/C Obligations or Canadian Banker’s Acceptances are due and payable.

7.4 Clean-up Period. Notwithstanding anything to the contrary contained in Section 7.1, if prior to the Closing Date or during the five day period after the Closing Date (the “Cleanup Period”), a matter or circumstance exists that constitutes a breach under Article V or VI or a Default or Event of Default, such matter or circumstance will not constitute a Default or Event of Default; provided that (i) such matter or circumstance does not constitute a Default or Event of Default under Section 7.1(a), (e), (f), (g), (j), (k) or (l) or a failure to comply with Section 5.1, 6.1.4, 6.2 through 6.6 or 6.12 or a Default or an Event of Default incapable of being cured, (ii) reasonable steps are being taken to cure such matter or circumstance and (iii) such potential or actual event of default is cured or otherwise ceases to exist within the Cleanup Period.

ARTICLE VIII

ADMINISTRATIVE AGENT

8.1 Appointment and Authority. Each Lender irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.

8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.1 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed), which successor shall be a bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and, if required, consented to by the Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 8.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.6). The fees payable by any Loan Party to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 8.6 may also, at Bank of America’s option, constitute its resignation as an Issuing Bank and Banc of America Securities Limited’s resignation as Euro Swing Line Lender and relieve Bank of America and its Affiliates from any obligation as a Fronting Lender to any Borrower. In that case, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Issuing Bank and Euro Swing Line Lender, (b) the retiring Issuing Bank and Euro Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents as an Issuing Bank and a Swing Line Lender, (c) the successor Issuing Bank shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit and (d) the Company may request one or more other Lenders to become Fronting Lenders with respect to the applicable Borrower (but no Lender shall have any obligation to become a Fronting Lender).

8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger, Syndication Agent or Person named or listed on the cover page hereof or in the preamble hereto as a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuing Bank hereunder.

8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.5, 2.10 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, administrator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each

Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.10 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and its Related Parties (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any such Person of any portion of the Indemnified Liabilities to the extent resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the reasonable fees and changes of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, due diligence, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is entitled to be, and is not, reimbursed for such expenses by or on behalf of the Borrowers. The undertakings in this Section 8.10 shall survive the termination hereof and the resignation or replacement of the Administrative Agent.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the written request or direction of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment or waiver shall do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.1) or subject any Lender to any additional obligations without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or letter of credit fees at the Default Rate;

(d) change Section 2.14 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) amend the definition of “Available Currency” without the written consent of each Lender;

(f) change any provision of this Section 9.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Parent from its obligations under Article X, without the written consent of each Lender;

and, provided, further, that (i) no amendment or waiver shall, unless in writing and signed by an Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment or waiver shall, unless in writing and signed by a Swing Line Lender or a Fronting Lender, in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender or Fronting Lender under this Agreement; (iii) no amendment or waiver shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 9.6.8 may not be amended, waived or otherwise modified without the consent of each Granting Lender that has any Loan that is funded by an SPC at the time of such amendment or waiver. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment or waiver hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Lender disproportionately adversely relative to other affected Lenders (other than any disproportionate impact because of the relative size of such Lender’s Commitment and/or Credit Exposure) shall require the consent of such Lender.

9.2 Notices and Other Communications; Facsimile Copies.

(a) Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or (subject to Section 9.2(c) below) electronic mail address specified for notices on Schedule 9.2(a) or (i) in the case of a Lender, its

Administrative Questionnaire; (ii) in the case of any Loan Party, to such other address as shall be designated by such Loan Party in a notice to the Administrative Agent and the Lenders; (iii) in the case of the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties; or (iv) in the case of any other party, to such other address as shall be designated by such party in a notice to the Company and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.2(c) below), as provided in Section 9.2(c) below; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.2(a), it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Loan Documents may be transmitted and/or signed by facsimile or e-mail (in PDF). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or e-mail (PDF) document or signature.

(c) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) SYNDTRAK OR ANOTHER SIMILAR ELECTRONIC SYSTEM (the “Platform”) IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE LOAN PARTIES FROM TIME TO TIME HEREUNDER (the “Borrower Materials”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability, in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, to any Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Each of the Borrowers, the Administrative Agent, each Issuing Bank and each Swing Line Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Agreement. Each other Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Issuing Banks and the Swing Line Lenders in accordance with this Agreement. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent to such Lender and (ii) accurate wire instructions for such Lender.

(f) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.3 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.4 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay promptly after demand (i) all reasonable and documented expenses of the Administrative Agent, the Syndication Agents and the Arrangers, including the reasonable and documented fees and charges of a single joint counsel for the Administrative Agent, the Syndication Agents and the Arrangers in connection with the preparation, execution and delivery of this Agreement, any waiver or consent hereunder or any amendment hereof and any Default or Event of Default by any Borrower hereunder and (ii) if an Event of Default occurs and is continuing, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Lender and each Issuing Bank, including fees and disbursements of counsel for the Administrative Agent, each Lender and each Issuing Bank (who may be employees of the Administrative Agent or such Lender or such Issuing Bank), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The respective Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Note.

(b) The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Syndication Agent, each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and charges of one counsel representing all Indemnitees, except in each case to the extent such counsel reasonably determined that a conflict of interest exists) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the resignation or replacement of the Administrative Agent or the replacement of any Lender) arise out of or result from an action, suit, proceeding (including any insolvency or appellate proceeding) or claim asserted against any such Indemnitee directly relating to this Agreement or any document contemplated hereby, the transactions contemplated hereby or the use of the proceeds of any Credit Extension, whether or not any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall not be liable to any Indemnitee for any portion of such Indemnified Liabilities resulting from (i) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) a breach by an Indemnitee of Section 9.7, (iii) disputes solely among Indemnitees, (iv) the use by an Indemnitee or any of its Related Parties of confidential information in a manner that violates any federal or state securities law, (v) customary expenses for a Lender in connection with review of credit documentation and the closing of this Agreement or (vi) a claim brought by the Company or any other Loan Party against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

(c) To the extent that a Borrower or the Parent (as applicable) for any reason fails to indefeasibly pay any amount required under Section 9.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 9.4(c) are subject to the provisions of Section 2.13.4.

(d) To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 9.4(b) shall be liable for any damages arising from the use by others of information or other materials obtained through the online digital workspace owned by SyndTrak.

(e) All amounts due under this Section 9.4 shall be payable not later than 15 days after demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

(f) The agreements in this Section 9.4 shall survive the resignation of the Administrative Agent and any Issuing Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.5 Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (based on the portion of the applicable payment or proceeds it received) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.6 Successors and Assigns.

9.6.1 General Rules regarding Assignments and Transfers. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.6.2, (ii) by way of participation in accordance with the provisions of Section 9.6.4, (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6.6, or (iv) to an SPC in accordance with the provisions of Section 9.6.8 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Sections 9.6.4 and 9.6.5 and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6.2 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 9.6.2, participations in L/C Obligations, in Canadian Loans, in Canadian Banker’s Acceptances, in Swing Line Loans and in Fronting Loans) at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000, unless each of the Administrative Agent and, so long as no Event of Default exists at such time, the Company (or, prior to the Closing Date, Pentair) otherwise consents (which consent shall not be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to a Swing Line Lender’s rights and obligations in respect of its Swing Line Loans or to a Fronting Lender’s rights and obligations in respect of its Fronting Loans;

(c) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Banks, the Swing Line Lenders, each applicable Fronting Lender and so long as no Event of Default exists at such time, the Company (or, prior to the Closing Date, Pentair) (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (it being understood that the assignor shall nevertheless give notice to the Company (or, prior to the Closing Date, Pentair) of any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund); provided that the Company (or, prior to the Closing Date, Pentair) shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(d) no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender;

(e) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Canadian Loans, Canadian Banker’s Acceptances and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;

(f) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that (x) such fee shall be waived in the case of an assignment to an Affiliate of the assigning Lender and (y) the Administrative Agent may, in its sole and complete discretion, waive such fee in any other instance; and

(g) except for any assignment to a Swiss Qualifying Lender, an assignment of a Commitment or of any Loan must be approved by the Company (which approval shall not be unreasonably withheld or delayed if, after such assignment or transfer, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule), except that no consent of the Company shall be required if an Event of Default has occurred and is continuing so long as after such assignment, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.6.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower shall execute and deliver each applicable Note to the assignee Lender at such assignee Lender’s expense. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6.4.

9.6.3 Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith, and any Borrower, may request and receive from the Administrative Agent a copy of the Register.

9.6.4 Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent (but subject to clause (iv) below), sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Canadian Loans, Canadian Banker’s Acceptances and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any sale of a participation to a Person that is not a Swiss Qualifying Lender must be approved by the Company (which approval shall not be unreasonably withheld or delayed if, after giving effect to such participation, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule), except that no consent of the Company shall be required if an Event of Default has occurred and is continuing so long as after such participation, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to Section 9.6.5, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations set forth in Sections 3.1, 3.4, and 3.5, including the requirements under Section 3.1.5 (it being understood that the documentation required under Section 3.1.5 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations or rights under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the applicable Participant Register shall be conclusive absent demonstrable error, and each applicable Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

9.6.5 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of (and agrees to) the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.1.5 as though it were a Lender.

9.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the central bank of another country; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Such Federal Reserve Bank or other central bank may enforce such pledge or security interest in any manner permitted by applicable Law; provided that any foreclosure or similar action to such holders, trustee or representative shall be subject to the provisions of this Section 9.6 concerning assignments.

9.6.7 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.6.8 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13.4(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.1 and 3.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all such liabilities being the obligation of the Granting Lender), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein (but subject to the following sentence), any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent if the SPC is a Lender or an Affiliate of a Lender or an Approved Fund, and with the payment of a processing fee of US$3,500 assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC; provided that the processing fee shall be waived if the SPC is an Affiliate of the assigning Lender. Notwithstanding the foregoing sentence, the making of a Committed Loan by an SPC must be approved by the Company (which approval shall not be unreasonably withheld or delayed if, after the making of such Loan, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule), except that no consent of the Company shall be required if an Event of Default has occurred and is continuing so long as after giving effect to such Committed Loan, each Swiss Loan Party would be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

9.6.9 Resignation as an Issuing Bank, Swing Line Lender or Fronting Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank, Swing Line Lender or Fronting Lender assigns all of its Commitment and Loans pursuant to Section 9.6.2, such Lender may upon 30 days’ notice to the Company and the Administrative Agent resign as an Issuing Bank and/or as a Swing Line Lender and/or as a Fronting Lender. In the event of any such resignation, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank, Swing Line Lender or Fronting Lender hereunder; provided that (i) no Lender shall be obligated to accept any such appointment and (ii) no failure by the Company to appoint any such successor shall affect any such resignation. If any Person resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Committed Loans or fund risk participations in unreimbursed amounts). If any Person resigns as a Swing Line Lender or Fronting Lender, it shall retain all the rights of a Swing Line Lender or Fronting Lender provided for hereunder with respect to Swing Line Loans or Fronting Loans, as applicable, made by it and outstanding as of the effective date of such resignation, including the right to require the applicable Lenders to make Committed Loans to repay or fund risk participations in such outstanding Loans, as applicable. Upon the appointment of a successor Issuing Bank, Swing Lender and/or Fronting Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges, obligations and duties of the retiring Issuing Bank, Swing Line Lender or Fronting Lender, as the case may be, and (ii) in the case of a successor Issuing Bank, such successor shall issue letters of credit in substitution for the Letters of Credit issued by the resigning Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to such resigning Issuing Bank to effectively relieve such resigning Issuing Bank of its obligations with respect to such Letters of Credit.

9.7 Confidentiality. Each Lender agrees to maintain, and to cause its Affiliates to maintain, the confidentiality of all non-public information provided to it by the Parent or any Subsidiary, or by the Administrative Agent on the Parent’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Parent or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or any of its Affiliates or (ii) was or becomes available on a non-confidential basis from a source other than the Parent and its Subsidiaries so long as such source is not bound by a confidentiality agreement with the Parent or any Subsidiary known to such Lender or any of its Affiliates; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to such Lender’s independent auditors and other professional advisors; (G) to any credit insurance provider relating to a Loan Party and its obligations, so long as such Person agrees in writing to keep such information confidential to the same extent required hereunder; (H) to any Participant or Eligible Assignee, actual or potential (or their respective professional advisors), or to any counterparty (or its professional advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations as a Lender under this Agreement, actual or potential, so long as such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (I) as to any Lender or its Affiliates, as expressly permitted under the terms of any other document or agreement to which the Parent or any Subsidiary is party with such Lender or such Affiliate; (J) to its Affiliates so long as each such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Parent) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); and (K) with the consent of the Company. Each of the Administrative Agent and each Lender acknowledges that (a) the information provided hereunder may include material non-public information concerning the Parent or a Subsidiary, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

9.8 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Integration. This Agreement, together with the other Loan Documents and any related fee letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.11 Severability. Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an Issuing Bank or a Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.12 Replacement or Removal of Lenders. If (i) any Lender requests compensation under Section 3.4, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, (iii) any Lender is a Defaulting Lender, (iv) any Lender ceases to be a Swiss Qualifying Lender (but only if such cessation will otherwise cause a breach of the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule) or becomes a Non-Qualified Lender or a Non-Participating Lender or (v) any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice (a “Replacement Notice”) to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused to be paid) to the Administrative Agent, if applicable, the assignment fee specified in Section 9.6.2;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior to receipt by such Lender of the applicable Replacement Notice, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if a Lender demands payment at any time pursuant to Section 3.1 and/or Section 3.4 or ceases to be a Swiss Qualifying Lender (but only if such cessation will otherwise cause a breach of the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule) or becomes a Non-Qualified Lender or a Non-Participating Lender, then the Company may terminate such Lender’s Commitment hereunder, provided that (i) no Event of Default shall have occurred and be continuing at the time of such Commitment termination and (ii) the Lender has been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender). In no event shall the termination of a Lender’s Commitment in accordance with this Section impair or otherwise affect the obligation of the Company to make the payments demanded by such Lender in accordance with Section 3.1 and/or Section 3.4.

9.13 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s applicable office on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Loan Party shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the total of (a) the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amount shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.

9.14 Borrowers’ Agent. Each Borrower hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrower solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrower. Neither the Company nor any of its respective directors, officers, agents or employees shall be liable to any other Borrower for any action taken or not taken by it in connection herewith (i) with the consent or at the request of such Borrower or (ii) in the absence of its own gross negligence or willful misconduct. No Person other than the Company (and its authorized directors, officers, agents and employees) may act as agent for the Borrowers hereunder without the written consent of the Administrative Agent.

9.15 Governing Law.

(a) THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT PROVIDE FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) Each Loan Party that is a Foreign Entity hereby appoints Pentair (the “Process Agent”) as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the applicable Loan Party in care of the Process Agent at the Process Agent’s address set forth on Schedule 9.2(a), and each such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Section 9.15(c) shall affect the right of the Administrative Agent to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Loan Party or any of its properties in the courts of any other jurisdiction.

9.16 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

9.18 No Fiduciary or Implied Duties. The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as Administrative Agent, Bank of America (or any successor thereto) will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. Each Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

9.19 Amendments Effecting a Maturity Extension. Notwithstanding any other provision of this Agreement to the contrary:

(a) The Company may, by written notice to the Administrative Agent (which shall forward such notice to all applicable Lenders) make an offer (each such offer, a “Loan Modification Offer”) to all of the Lenders to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) reduce, eliminate or otherwise modify the scheduled amortization of the applicable Loans of the Accepting Lenders, (ii) increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees or other consideration to the Accepting Lenders, and/or (iii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 9.1) to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of the Administrative Agent and the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days or more than 45 Business Days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of the Company to enter into and perform its obligations under the Loan Modification Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made. The Company may effectuate no more than one Loan Modification Agreement during the term of this Agreement.

(b) This Section shall supersede any provisions of this Agreement to the contrary, including Section 2.14 or 9.1, it being understood, however, that nothing in this Section shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 9.1 (including any amendment effectuated simultaneously with any Permitted Amendment).

9.20 Dutch Banking Act. Notwithstanding any provision hereof to the contrary, no Lender shall at any time have a Commitment of less than a Dollar Equivalent of 100,000 Euro to a Borrower that is incorporated or organized under Dutch law (a “Dutch Borrower”) unless such Lender shall have delivered to such Dutch Borrower and the Administrative Agent a certificate confirming that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and any Lender delivering such a certificate will from time to time take such steps as such Dutch Borrower may reasonably request to verify its status as such a professional market party.

9.21 Existing Agreement. Lenders that are parties to the Existing Agreement (and which constitute “Required Lenders” under and as defined in the Existing Agreement) hereby waive any notice requirement set forth in Section 2.7 of the Existing Agreement for terminating the commitments under the Existing Agreement, and such Lenders and Pentair agree that, subject to Pentair’s payment of all amounts then payable under the Existing Agreement (whether or not then due, but excluding contingent indemnification or similar obligations that are not yet due), the Existing Agreement shall terminate on the Closing Date and be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).

ARTICLE X

GUARANTY

10.1 Guaranty. Beginning on the Closing Date, the Parent hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Borrower hereunder. Upon failure by any such Borrower to pay punctually any such amount, the Parent shall forthwith on demand pay the amount not so paid at the place and in the manner that such Borrower was required to make such payment.

10.2 Guaranty Unconditional. The obligations of the Parent under this Article X shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower (other than any express written settlement, compromise, waiver or release in favor of the Parent in its capacity as a guarantor under this Article X) under this Agreement or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement (other than this Article X and the defined terms used herein) or any Note;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower under this Agreement or any Note;

(d) any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or such Borrower’s assets or any resulting release or discharge of any obligation of any Borrower contained in this Agreement or any Note;

(e) the existence of any claim, set-off or other rights which the Parent may have at any time against any Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or any Note, or any provision of applicable Law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan or any other amount payable by any Borrower under this Agreement; or

(g) any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Parent’s obligations as guarantor hereunder;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

10.3 Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Parent’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

10.4 Waiver by Parent. The Parent irrevocably waives acceptance hereof, presentment, demand (except as otherwise required in any Loan Document), protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

10.5 Subrogation. Notwithstanding any payment made by or for the account of any Borrower pursuant to this Article X, the Parent shall not be subrogated to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of all principal of and interest on the Loans, all fees, all L/C Obligations and all other Obligations and other amounts payable hereunder.

10.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any Note is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENTAIR, INC.

By	/s/ Michael G. Meyer
Name:	Michael G. Meyer
Title:	Vice President, Treasury and Tax

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent, as an Issuing Bank and as a Lender

By	/s/ Jeannette Lu
Name:	Jeannette Lu
Title:	Vice President

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., CANADA BRANCH, as Canadian Administrative Agent and as a Canadian Lender

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

Credit Agreement

Signature Page

BANC OF AMERICA SECURITIES LIMITED, as Euro Swing Line Lender

By:	/s/ Gary Saint
Name:	Gary Saint
Title:	Vice President

Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and as a Lender

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as an Issuing Bank, as a Lender and as US Swing Line Lender

By:	/s/ Carlos L. Lamboglia
Name:	Carlos L. Lamboglia
Title:	Assistant Vice President

Credit Agreement

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Christine Howatt
Name:	Christine Howatt
Title:	Authorized Signatory

Credit Agreement

Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ Mark Holm
Name:	Mark Holm
Title:	Managing Director

Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Cortese
Name:	Michael Cortese
Title:	Assistant Vice President

Credit Agreement

Signature Page

CITIBANK, N.A.

By:	/s/ Brian Reed
Name:	Brian Reed
Title:	Managing Director

Credit Agreement

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Credit Agreement

Signature Page

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Maurice Kenny
Name:	Maurice Kenny
Title:	Director

By:	/s/ Aidan Neill
Name:	Aidan Neill
Title:	Director

Credit Agreement

Signature Page

THE BANK OF NEW YORK MELLON

By:	/s/ John T. Smathers
Name:	John T. Smathers
Title:	First Vice President

Credit Agreement

Signature Page

BANK OF MONTREAL

By:	/s/ Kristina H. Burden
Name:	Kristina H. Burden
Title:	Director

BANK OF MONTREAL, LONDON BRANCH

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

Credit Agreement

Signature Page

HSBC BANK USA, N.A.

By:	/s/ Graeme Robertson
Name:	Graeme Robertson
Title:	Vice President

Credit Agreement

Signature Page

BARCLAYS BANK PLC

By:	/s/ Michael J. Mozer
Name:	Michael J. Mozer
Title:	Vice President

Credit Agreement

Signature Page

BNP PARIBAS

By:	/s/ Wader Tannous
Name:	Wader Tannous
Title:	Director

By:	/s/ Todd Grossnickle
Name:	Todd Grossnickle
Title:	Vice President

Credit Agreement

Signature Page

SOVERIGN BANK, N.A.

By:	/s/ Cameron D. Gateman
Name:	Cameron D. Gateman
Title:	SVP-Large Corporate Banking

Credit Agreement

Signature Page

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Director

Credit Agreement

Signature Page

COMPASS BANK

By:	/s/ Susana Campuzano
Name:	Susana Campuzano
Title:	SVP

Credit Agreement

Signature Page

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jonathan Lasner
Name:	Jonathan Lasner
Title:	Director

Credit Agreement

Signature Page

BANK OF CHINA, LOS ANGELES BRANCH

By:	/s/ Hai Yong Yang
Name:	Hai Yong Yang
Title:	Deputy Branch Manager & Vice President

Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY

By:	/s/ Molly Drennan
Name:	Molly Drennan
Title:	Vice President

Credit Agreement

Signature Page

INTESA SANPAOLO S.P.A.

By:	/s/ John J. Michalisin
Name:	John J. Michalisin
Title:	First Vice President

By:	/s/ Sergio Maggioni
Name:	Sergio Maggioni
Title:	F.V.P. & Head of Business

Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA

By:	/s/ Laura Gimena
Name:	Laura Gimena
Title:	Director

Credit Agreement

Signature Page

SCHEDULE 1.1

PRICING SCHEDULE

The Applicable Margin, the Facility Fee Rate and the L/C Fee Rate shall be determined as follows:

1. The Applicable Margin, the Facility Fee Rate and the L/C Fee Rate are collectively referred to herein as the “Pricing.”

2. The Pricing shall be as set forth in the table below and shall be calculated based on the Applicable Ratings. For purposes of this Schedule, “Applicable Ratings” means (a) the credit ratings assigned by Moody’s and S&P to the Company’s debt obligations under this Agreement (each a “Bank Debt Rating”), if Moody’s and S&P have issued such ratings, (b) if only one of Moody’s and S&P has a Bank Debt Rating, such rating, or (c) if neither Moody’s nor S&P has a Bank Debt Rating, then (i) if both Moody’s and S&P have assigned a credit rating to the Company’s long term senior unsecured non-credit-enhanced public debt (a “Senior Debt Rating”), such ratings, and (ii) if only one of Moody’s and S&P has a Senior Debt Rating, such rating or (d) if neither Moody’s nor S&P has a Bank Debt Rating or a Senior Debt Rating, then (i) if both Moody’s and S&P have assigned a general corporate family credit rating to the Parent (a “Corporate Rating”), such ratings, and (ii) if only one of Moody’s and S&P has a Corporate Rating, such rating.

If neither Moody’s nor S&P has an Applicable Rating, then the highest Pricing shall apply.

If both Moody’s and S&P have an Applicable Rating and the ratings are not the same (i.e., the Moody’s rating is higher than the S&P rating, or vice versa), then (i) if the difference is one rating level, the higher rating shall apply and (ii) if the difference is two or more rating levels, the rating at the midpoint (or, if there is no midpoint, the higher of the two middle ratings) shall apply.

The Pricing shall be adjusted two Business Days after any applicable change in the Applicable Rating; provided that if Pricing will be reduced as a result of such change, the Pricing shall not be adjusted until two Business Days after the Company notifies the Administrative Agent of such change.

	Level I	Level II	Level III	Level IV	Level V
Bank Debt Ratings, Corporate Ratings or Senior Debt Ratings	A-/A3 or higher	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	Lower than BBB-/Baa3
Applicable Margin for LIBOR Loans (bps)	90.0	100.0	107.5	127.5	145.0
Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans (bps)	0.0	0.0	7.5	27.5	45.0
Facility Fee (bps)	10.0	12.5	17.5	22.5	30.0
L/C Fee Rate (bps) *	90.0	100.0	107.5	127.5	145.0

*	The L/C Fee Rate for performance standby Letters of Credit with respect to nonfinancial contractual obligations and commercial Letters of Credit shall be equal to 75% of the respective amount set forth above.

Sch. 1.1 - 1

SCHEDULE 1.2

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in British Pounds Sterling:

AB + C(B-D) + E X 0.01 per cent. per annum

                     100 – ( A + C)

(b)	in relation to a Loan in any currency other than British Pounds Sterling:

E x 0.01 per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Sch. 1.2 -1

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Obligations are past due, the additional rate of interest specified in Section 2.9.2 payable for the relevant Interest Period of such Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (but ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to five decimal places.

7.	If requested by the Administrative Agent, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent in writing, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

Sch. 1.2 -2

Each such Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purposes of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change after the Signing Date in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or any other authority which replaces all or any of the functions of any of the foregoing) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Sch. 1.2 -3

SCHEDULE 2.1

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share

Bank of America, N.A.	$110,000,000	7.586206897%
JPMorgan Chase Bank, N.A.	$110,000,000	7.586206897%
U.S. Bank National Association	$110,000,000	7.586206897%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$90,000,000	6.206896552%
PNC Bank, National Association	$90,000,000	6.206896552%
Wells Fargo Bank, N.A.	$90,000,000	6.206896552%
Citibank, N.A.	$90,000,000	6.206896552%
Deutsche Bank AG New York Branch	$90,000,000	6.206896552%
Sumitomo Mitsui Banking Corporation	$60,000,000	4.137931034%
Australia and New Zealand Banking Group Limited	$50,000,000	3.448275862%
Barclays Bank PLC	$50,000,000	3.448275862%
Bank of Montreal	$50,000,000	3.448275862%
BNP Paribas	$50,000,000	3.448275862%
Compass Bank	$50,000,000	3.448275862%
HSBC Bank USA, N.A.	$50,000,000	3.448275862%
ING Bank N.V., Dublin Branch	$50,000,000	3.448275862%
Sovereign Bank, N.A.	$50,000,000	3.448275862%
The Bank of New York Mellon	$50,000,000	3.448275862%
The Royal Bank of Scotland plc	$50,000,000	3.448275862%
Bank of China, Los Angeles Branch	$40,000,000	2.758620690%
Northern Trust Company	$30,000,000	2.068965517%
Intesa Sanpaolo S.p.A.	$25,000,000	1.724137931%
The Bank of Nova Scotia	$15,000,000	1.034482759%

Total	$1,450,000,000	100.000000000%

Sch. 2.1 -1

SCHEDULE 2.4

CANADIAN BANKER’S ACCEPTANCES

1.	Execution of Canadian Banker’s Acceptances.

(a)	To facilitate the acceptance of Canadian Banker’s Acceptances hereunder, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by such Canadian Lender, an appropriate number of orders in the form prescribed by such Canadian Lender.

(b)	Each Canadian Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and each Canadian Lender is hereby authorized to accept or pay, as the case may be, any order of any applicable Canadian Borrower that purports to bear such a signature, notwithstanding that any such individual has ceased to be an authorized officer of such Canadian Lender. Any such order or Canadian Banker’s Acceptance shall be as valid as if such individual were an authorized officer at the date of issue of the order or Canadian Banker’s Acceptance.

(c)	Any order or Canadian Banker’s Acceptance signed by a Canadian Lender as attorney for any applicable Canadian Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Lender, may be dealt with by such Canadian Lender for all intents and purposes, and shall bind such Canadian Borrower, as if duly signed and issued by such Canadian Borrower.

(d)	The receipt by a Canadian Lender of a request for a Canadian Borrowing by way of Canadian Banker’s Acceptances shall be such Canadian Lender’s sufficient authority to execute, and each Canadian Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with such request and the advice of the Administrative Agent given pursuant to Section 4 of this Schedule, and the orders so executed shall thereupon be deemed to have been presented for acceptance.

2.	Sale of Canadian Banker’s Acceptances.

(a)	It shall be the responsibility of each Canadian Lender to arrange, in accordance with normal market practice, for the sale on each funding date of a Canadian Banker’s Acceptance to be accepted by such Canadian Lender, failing which such Canadian Lender shall purchase such Canadian Banker’s Acceptance.

(b)	In accordance with the procedures set forth in Section 4 of this Schedule, each Canadian Lender will make the net proceeds of each Canadian Borrowing by way of Canadian Banker’s Acceptances available to the applicable Canadian Borrower on the funding date by crediting an account in Canada designated by such Canadian Borrower with such amount.

Sch. 2.4 - 1

3.	Size and Maturity of Canadian Banker’s Acceptances and Rollovers.

Each Canadian Borrowing by means of Canadian Banker’s Acceptances shall be in a minimum amount of CDN$3,000,000, and no more than ten Borrowings of Canadian Banker’s Acceptances shall be outstanding at any time. Each Canadian Banker’s Acceptance shall have a term of 30, 60 or 90 days (or such other period as may be agreed to by the applicable Canadian Borrower and the Canadian Lenders) after the date of acceptance of the order by a Canadian Lender, but no Canadian Banker’s Acceptance may mature on a date which is not a Business Day or after the Maturity Date. The face amount at maturity of a Canadian Banker’s Acceptance may be renewed as a Canadian Banker’s Acceptance (by repayment and reissue) or repaid.

4.	Coordination of Canadian BA Advances.

Each Canadian Lender shall advance its Canadian Percentage of each Canadian Borrowing by way of Canadian Banker’s Acceptances in accordance with Section 2.4.3 and the provisions set forth below.

(a)	The Administrative Agent, promptly following receipt of a notice from a Canadian Borrower pursuant to Section 2.4 requesting a Canadian Borrowing by way of Canadian Banker’s Acceptances, shall advise each Canadian Lender of the aggregate face amount and term(s) of the Canadian Banker’s Acceptances to be accepted by it, which term(s) shall be identical for all Canadian Lenders. The aggregate face amount of Canadian Banker’s Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent by reference to the respective Canadian Commitments of the Canadian Lenders.

(b)	Each Canadian Lender shall transfer to the applicable Canadian Borrower, for value not later than 1:00 p.m. (Toronto time) on each funding date for Canadian Banker’s Acceptances, immediately available Canadian Dollars in an aggregate amount equal to the Canadian BA Discount Proceeds of all Canadian Banker’s Acceptances accepted and sold or purchased by such Canadian Lender on such funding date net of the applicable Canadian Banker’s Acceptance Fee and net of the amount required to pay any of its previously accepted Canadian Banker’s Acceptances that are maturing on the funding date or any of its other Canadian Borrowings that are being converted to Canadian Banker’s Acceptances on the funding date.

(c)

Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Canadian Lender to a Canadian Borrower in respect of the sale of any Canadian Banker’s Acceptance accepted by such Canadian Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the Canadian BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Canadian Banker’s Acceptance accepted by it, a Canadian Lender (in addition to its entitlement to retain the applicable Canadian Banker’s Acceptance Fee for its own account) (i)

Sch. 2.4 - 2

shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the Canadian BA Discount Proceeds calculated with respect thereto; and (ii) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the Canadian BA Discount Proceeds calculated with respect thereto.

(d)	Whenever a Canadian Borrower requests a Canadian Borrowing that includes Canadian Banker’s Acceptances, each Canadian Lender that is not permitted by applicable law or by customary market practice to accept a Canadian Banker’s Acceptance (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Canadian Banker’s Acceptances, make available to such Canadian Borrower on the funding date a non-interest bearing loan (a “Canadian BA Equivalent Loan”) in Canadian Dollars in an amount equal to the amount of Canadian BA Discount Proceeds that would constitute its pro rata amount of the applicable Canadian Banker’s Acceptances based on the Canadian BA Discount Rate set forth in clause (b) of the definition of “Canadian BA Discount Rate”. Each Non BA Lender also shall be entitled to deduct from each Canadian BA Equivalent Loan an amount equal to the Canadian Banker’s Acceptance Fee that would have been applicable had it been able to accept Canadian Banker’s Acceptances. Each Canadian BA Equivalent Loan shall have a term equal to the term of the Canadian Banker’s Acceptances that the Non BA Lender would otherwise have accepted and the applicable Canadian Borrower shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Canadian Banker’s Acceptances that it would otherwise have accepted. All provisions of this Agreement applicable to Canadian Banker’s Acceptances and Canadian Lenders that accept Canadian Banker’s Acceptances shall apply mutatis mutandis to Canadian BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Canadian Borrowings shall include Canadian BA Equivalent Loans.

5.	Payment of Canadian Banker’s Acceptances; Cash Collateral; Taxes, Yield Protection and Illegality.

(a)	The applicable Canadian Borrower shall provide for the payment to each Canadian Lender of the full face amount of each Canadian Banker’s Acceptance accepted for its account on the earlier of (i) the date of maturity of such Canadian Banker’s Acceptance; and (ii) the date on which any Obligations become due and payable pursuant to Section 7.1. Each Canadian Lender shall be entitled to recover interest from the applicable Canadian Borrower, at the Default Rate, on any amount that is not paid when due by such Canadian Borrower, from the date of maturity of each applicable Canadian Banker’s Acceptance to the date such payment, and all interest thereon, is provided for by such Canadian Borrower, both before and after demand, default and judgment.

(b)

For purposes of this Schedule 2.4, Section 2.4.6 and Section 7.3, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Canadian Lenders and the Lenders, as collateral for

Sch. 2.4 - 3

the Obligations in respect of Canadian Banker’s Acceptances, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Canadian Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Canadian Borrower hereby grants to the Administrative Agent, for the benefit of the Canadian Lenders and the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at Bank of America.

(c)	The provisions of Article II applicable to Loans, Letters of Credit and the Commitments and Obligations in respect thereof apply to Canadian Banker’s Acceptances and the Commitments and Obligations in respect thereof, mutatis mutandis.

6.	Deemed Advance – Canadian Banker’s Acceptances.

Except for amounts that are paid from the proceeds of a rollover of a Canadian Banker’s Acceptance or for which payment has otherwise been funded by a Canadian Borrower, any amount that a Canadian Lender pays to any third party on or after the date of maturity of a Canadian Banker’s Acceptance in satisfaction thereof, or that is owing to a Canadian Lender in respect of a Canadian Banker’s Acceptance on or after the date of maturity of such a Canadian Banker’s Acceptance, shall be deemed to be a Canadian Prime Rate Loan to such Canadian Borrower under this Agreement. Each Canadian Lender shall forthwith give notice of the making of such a Canadian Prime Rate Loan to the applicable Canadian Borrower, the Administrative Agent and the other Canadian Lenders (but failure to give such notice shall not affect the validity of any such Loan).

7.	Waiver.

No Canadian Borrower shall claim from a Canadian Lender any days of grace for the payment at maturity of any Canadian Banker’s Acceptance presented and accepted by such Canadian Lender pursuant to this Agreement. Each Canadian Borrower waives any defence to payment that might otherwise exist if for any reason a Canadian Banker’s Acceptance shall be held by a Canadian Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Canadian Banker’s Acceptance that is at any time held by a Canadian Lender in its own right.

8.	Degree of Care.

Any executed orders to be used as Canadian Banker’s Acceptances shall be held in safekeeping with the same degree of care as if they were the applicable Canadian Lender’s own property, and shall be kept at the place at which such orders are ordinarily held by such Canadian Lender.

9.	Obligations Absolute.

The obligations of each Canadian Borrower with respect to each applicable Canadian Banker’s Acceptance under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)	any lack of validity or enforceability of any order accepted by a Canadian Lender as a Canadian Banker’s Acceptance; or

Sch. 2.4 - 4

(ii)	the existence of any claim, set off, defence or other right that any Canadian Borrower may have at any time against the holder of a Canadian Banker’s Acceptance, a Canadian Lender or any other Person, whether in connection with this Agreement or otherwise.

10.	Shortfall on Drawdowns, Rollovers and Conversions.

Each Canadian Borrower agrees that:

(i)	the difference between the amount of a Canadian Borrowing requested by a Canadian Borrower by way of Canadian Banker’s Acceptances and the actual proceeds of the Canadian Banker’s Acceptances;

(ii)	the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to pay a maturing Canadian Banker’s Acceptance, if a Canadian Banker’s Acceptance is being rolled over; and

(iii)	the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to repay any Canadian Borrowing that is being converted to a Canadian Banker’s Acceptance;

shall be funded and paid by the applicable Canadian Borrower from its own resources, by 11:00 a.m. (Toronto time) on the day of the applicable Canadian Borrowing or may be advanced as a Canadian Loan under the applicable Canadian Commitments if such Canadian Borrower is otherwise entitled to a Canadian Borrowing under this Agreement.

Sch. 2.4 - 5

SCHEDULE 2.5

EXISTING LETTERS OF CREDIT

None.

Sch. 2.5 - 1

SCHEDULE 4.4

MATTERS TO BE INCLUDED IN OPINIONS OF

FOREIGN LEGAL COUNSEL TO BORROWING SUBSIDIARIES

1.	[insert name of Affiliate Borrower] (the “Borrower”) has been duly organized and is validly existing as a [limited liability company][corporation][[exempted] partnership] under the laws of [insert jurisdiction]. The [Borrower has been in continuous and unbroken existence since the date of its organization and no action is currently being taken by the Registrar of Companies for striking the Borrower off the register and dissolving it as defunct and the] Borrower has all requisite power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.	The Borrower has the requisite power and authority to execute, deliver and perform all of its obligations under the Credit Agreement, the Notes and the other documents executed in connection therewith (the “Transaction Documents”). The execution and delivery of the Transaction Documents by the Borrower and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action of the Borrower.

3.	The execution, delivery and performance by the Borrower of the Transaction Documents will not contravene, result in a violation of, or constitute an event of default under, (a) its articles of incorporation or other constituting documents (if any), (b) any [jurisdiction] Requirement of Law, or (c) to our knowledge, any agreement, judgment, injunction, order, decree, or other instrument binding upon the Borrower.

4.	No approval, consent, exemption or authorization or other action by, or notice to, or filing with, any Government Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Transaction Documents (except in the case of enforcement involving litigation or similar proceedings, filings of complaints and other pleadings with courts).

5.	No withholding tax, stamp taxes or other taxes are payable in connection with the implementation and enforcement of the Transaction Documents.

6.	Such other matters as may be reasonably requested by the Administrative Agent and which are customary to be given by borrower’s counsel in the country from which the opinion is being given.

All opinions should be addressed to each financial institution and each agent party to the Credit Agreement dated as of September [    ], 2012 (as amended or otherwise modified to the date of the opinion). Customary qualifications, assumptions and limitations will be permitted.

Sch. 4.4 - 1

SCHEDULE 6.4

LIENS

None

Sch. 6.04 - 1

SCHEDULE 6.6

SUBSIDIARY DEBT OUTSTANDING

$200,000,000 in Senior Notes issued under the Note Purchase Agreements, dated as of July 25, 2003, by and between Pentair, Inc. and each of the Purchasers party thereto, as amended.

$300,000,000 in Senior Notes issued under the Note Purchase Agreements, dated as of May 17, 2007, by and between Pentair, Inc. and each of the Purchasers party thereto.

Sch. 6.6 - 1

SCHEDULE 9.2(a)

NOTICE ADDRESSES

Notice Addresses

Loan Parties:

c/o Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, Minnesota 55416-1261
Attention:	Michael G. Meyer
Telephone:	763-656-5295
Facsimile:	763-656-5407
mike.meyer@pentair.com

With a copy to

Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, Minnesota 55416-1261
Attention:	Angela D. Lageson
Telephone:	763-656-5222
Facsimile:	763-656-5403
angela.lageson@pentair.com

Bank of America, N.A., as Administrative Agent

For administrative notices regarding borrowings, payments, conversions, continuations, letters of credit, fees, interest and similar notices:

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Attn: Johnathon T. Clarke

Phone: 980.386.4198

Fax: 704.719.8839

Electronic Mail: johnathon.clarke@baml.com

Sch. 9.3 - 1

For notices regarding amendments, waivers, financial statements, assignments and all other notices:

Bank of America, N.A.

Mail Code: CA5-701-05-19

1455 Market Street

San Francisco, Ca 94103-1399

Attn: Anthea Del Bianco

Phone: 415-436-2776

Fax 415-503-5101

Electronic Mail: anthea.del_bianco@baml.com

Bank of America, N.A., as an Issuing Bank

Bank of America, N.A.

Mail Code CA9-705-07-05

1000 W TEMPLE ST

Los Angeles, CA 90012-1514

Attn: Sandra Leon

Phone: 213-580-8369

Fax: 213-457-8841

Electronic Mail: Sandra.leon@baml.com

Bank of America, N.A., Canada Branch, as Canadian Administrative Agent

Bank of America, N.A., Canada Branch

181 Bay Street,

Toronto, Ontario, Canada M5J 2V8

Attn: Medina Sales de Andrade

Phone: 416-369-2574

Fax: 416-369-7647

Electronic Mail: medina.sales_de_andrade@baml.com

Banc of America Securities Limited, as EURO Swing Line Lender

Adi Khambata, Loan Service

Bank of America, N.A.,

26 Elmfield Road,

Bromley, BR1 1LR

Tel: +44 208 695 3389

Fax: +44 208 313 2149

Email: emealoanservicebromley@bankofamerica.com

G-2-2

SCHEDULE 9.2(b)

ADMINISTRATIVE AGENT’S OFFICE

Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

ONE INDEPENDENCE CENTER

101 N TRYON ST

CHARLOTTE NC 28255-0001

Attn: Johnathon T. Clarke

Phone: 980.386.4198

Fax: 704.719.8839

Electronic Mail: johnathon.clarke@baml.com

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: Pentair, Inc.

EUR PAYMENT INSTRUCTIONS:

Bank of America, London

SWIFT: BOFAGB22

IBAN #: GB80BOFA16505065280019

Acct #: 65280019

Attn Credit Services

Ref: Pentair, Inc.

GBP PAYMENT INSTRUCTIONS:

Bank of America, London

SWIFT: BOFAGB22

SORT CODE: 16-50-50

IBAN GB58 BOFA 1650 5065 2800 27

Acct #: 65280027

Attn: Credit Services

Ref: Pentair, Inc.

G-2-3

CANADIAN DOLLAR PAYMENT INSTRUCTIONS:

Bank of America, Toronto Canada

SWIFT: BOFACATT

Acct #: 711465003220

Attn: Credit Services

Ref: Pentair, Inc.

Bank of America, N.A., Canada Branch, as Canadian Administrative Agent

Bank of America, N.A., Canada Branch

181 Bay Street,

Toronto, Ontario, Canada M5J 2V8

Attn: Medina Sales de Andrade

Phone: 416-369-2574

Fax: 416-369-7647

Electronic Mail: medina.sales_de_andrade@baml.com

Canadian Dollar

LVTS - Large Value Transaction System

Bank of America, N.A., Canada Branch

200 Front Street West

Toronto, Ontario, Canada M5V 3L2

Attn: Agency Loans Administration

Swift Code: BOFACATT

Transit #: 56792-0241

Account #: 90083255

Ref: Pentair Canada

Banc of America Securities Limited, as EURO Swing Line Lender

Adi Khambata, Loan Service

Bank of America, N.A.,

26 Elmfield Road,

Bromley, BR1 1LR

Tel: +44 208 695 3389

Fax: +44 208 313 2149

Email: emealoanservicebromley@bankofamerica.com

G-2-4

EUR Payment Instructions:

Pay:	Bank of America, N.A., London Branch
SWIFT Code:	BOFAGB22
Credit To:	Banc of America Securities Limited
SWIFT Code:	BOFAGB2U
Account No:	10985292
IBAN:	GB07 BOFA 1650 5010 9852 92
Ref:	Loan Service/047/Pentair

G-2-5

EXHIBIT A-1

FORM OF COMMITTED NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of             (the “Lender”) the aggregate unpaid principal amount of all Committed Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of the Committed Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Lender is authorized to endorse the amount and the date on which each Committed Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Borrower under the Credit Agreement and this Committed Note (this “Note”).

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[NAME OF BORROWER]

By:
Title:

A-1-1

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

(1)	(2)	(3)	(4)
Date	Amount of [Insert Name] Loan	Amount of [Insert Name] Loan Repaid	Notation Made By

A-1-2

EXHIBIT A-2

FORM OF CANADIAN NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of             (the “Lender”) the aggregate unpaid principal amount of all Canadian Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of the Canadian Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Lender is authorized to endorse the amount and the date on which each Canadian Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Borrower under the Credit Agreement and this Canadian Note (this “Note”).

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[NAME OF CANADIAN
BORROWER]

By:
Title:

A-2-1

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

(1)	(2)	(3)	(4)
Date	Amount of [Insert Name] Loan	Amount of [Insert Name] Loan Repaid	Notation Made By

A-2-2

EXHIBIT B-1

FORM OF NOTICE OF COMMITTED

BORROWING OR CONVERSION OR

CONTINUATION OF COMMITTED LOANS

Date:

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined). The undersigned hereby gives you irrevocable notice, pursuant to Section 2.2.1 of the Credit Agreement, of the [Committed Borrowing] [continuation of Committed Loans] [conversion of Committed Loans] specified below to be made by [the undersigned][specify Borrower]:

(a) The Business Day of the [Committed Borrowing][continuation of Committed Loans] [conversion of Committed Loans] is             ,         .

(b) The [Committed Borrowing] [continuation of Committed Loans] [conversion of Committed Loans] is to be comprised of [Base Rate]1 [Eurocurrency Rate Loans in [Available Currency]].

(c) The aggregate principal amount of the [Committed Borrowing] [continuation of Committed Loans]2 [conversion of Committed Loans]3 is [units of [Available Currency]].

[(d) The duration of the Interest Period for the Eurocurrency Rate Loans included in the [Committed Borrowing] [continuation of Committed Loans] [conversion of Base Rate Loans into Eurodollar Loans] shall be          months.]4

[1]	Base Rate Loans are available only in US Dollars.
[2]	Eurocurrency Rate Loans in currencies other than US Dollars may only be continued in the same currency.
[3]	Eurocurrency Rate Loans in currencies other than US Dollars may not be converted.
[4]	The Interest Period may also be such other period as may be agreed to by the applicable Borrower, the Administrative Agent and each applicable Lender.

Ex. B-1 - 1

The undersigned certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Committed Borrowing] [continuation of Committed Loans] [conversion of Base Rate Loans into Eurodollar Loans], before and after giving effect thereto and to the application of the proceeds therefrom:

[(a) The representations and warranties with respect to the Parent and its Subsidiaries (excluding Pentair, Inc. and its Subsidiaries) in the Merger Agreement will be true and correct in all material respects (but only to the extent that, if not accurate, Pentair, Inc. would be permitted to terminate its obligations under the Merger Agreement) as of the date of the initial Credit Extension;

(b) The representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4.1, 5.4.2, 5.5(b) and 5.9 of the Credit Agreement will be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of the initial Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;]5

[(a) the representations and warranties contained in Article V of the Credit Agreement (excluding the representations and warranties made in Sections 5.4.3 and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing or will result from the proposed Credit Extension;]6

(c) the Total Outstandings will not exceed the Aggregate Commitments; and

(d) no applicable Sublimit or other limitation on Credit Extensions under the Credit Agreement shall have been exceeded.

[ ]

By:

Title:

[5]	Use this option for the initial Credit Extension only.
[6]	Use this option for all Credit Extensions after the initial Credit Extension.

Ex. B-1 - 2

EXHIBIT B-2

FORM OF

NOTICE OF CANADIAN BORROWING

OR CONTINUATION OR CONVERSION

OF CANADIAN LOANS

Date:

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined). The undersigned hereby gives you irrevocable notice, pursuant to Section 2.4.2(a) of the Credit Agreement, of the [Canadian Borrowing] [continuation of Canadian Loans] [conversion of Canadian Loans] specified below:

(a) The Business Day of the [Canadian Borrowing] [continuation of Canadian Loans][conversion of Canadian Loans] is             ,     .

(b) The [Canadian Borrowing] [Continuation of Canadian Loans] [conversion of Canadian Loans] is to be comprised of [Canadian Prime Rate Loans] [Eurocurrency Loans in Canadian Dollars] [Canadian Banker’s Acceptances].

(c) [The aggregate principal amount of the [Canadian Borrowing] [continuation] [conversion] of Canadian Loans] [The aggregate face amount of Canadian Banker’s Acceptances to be accepted] is CAN$        .

(d) [The duration of the Interest Period for the [Canadian Borrowing] [continuation of Canadian Loans][conversion of Canadian Prime Rate Loans to Eurocurrency Loans in Canadian Dollars] shall be          months.]7 [The maturity of the Canadian Banker’s Acceptances shall be             .]

[7]	The Interest Period may also be such other period as may be agreed to by the applicable Borrower, the Administrative Agent and each applicable Lender.

Ex. B-2 - 1

The undersigned certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Canadian Borrowing] [continuation of Canadian Loans] [conversion of Canadian Prime Rate Loans to Eurocurrency Loans in Canadian Dollars] before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties contained in Article V of the Credit Agreement (excluding the representations and warranties made in Sections 5.4.3 and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing or will result from the proposed Credit Extension;

(c) the Total Outstandings will not exceed the Aggregate Commitments; and

(d) no applicable Sublimit or other limitation on Credit Extensions under the Credit Agreement shall have been exceeded.

[CANADIAN BORROWER]

By:

Title:

Ex. B-2 - 2

EXHIBIT C

FORM OF

NOTICE OF SWING LINE BORROWING

Date:

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

To:	[Applicable Swing Line Lender]

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined). The undersigned hereby gives you irrevocable notice, pursuant to Section 2.3.2(a) of the Credit Agreement, of the Swing Line Borrowing specified below:

(a) The Business Day of the Swing Line Borrowing is             ,     .

(b) The Swing Line Loan is to be a loan in [US Dollars][Euros].

(c) The aggregate principal amount of the Swing Line Borrowing is [[$][€]        ].

The undersigned certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Swing Line Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties contained in Article V of the Credit Agreement (excluding the representations and warranties made in Sections 5.4.3 and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing or will result from the proposed Credit Extension;

(c) the Total Outstandings will not exceed the Aggregate Commitments; and

Ex. C - 1

(d) no applicable Sublimit or other limitation on Credit Extensions under the Credit Agreement shall have been exceeded.

[BORROWER]

By:

Title:

Ex. C - 2

EXHIBIT D

FORM OF

INCREASE REQUEST8

            , 20

Bank of America, N.A., as Administrative Agent under and as

defined in the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

In accordance with Section 2.17 of the Credit Agreement, [Pentair, Inc.][the Company] requests an increase in the Aggregate Commitment from $         to $        . Such increase shall be made by [increasing the Commitment of             from $         to $        ] [adding              as a Lender under the Credit Agreement with a Commitment of [$        ] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among [Pentair, Inc.][the Company], the Administrative Agent and the [increasing] [new] Lender.

Very truly yours,

[ ]

By:
Name:
Title:

[8]	This letter may be modified appropriately if multiple Lenders are participating in the increase.

Ex. D - 1

ANNEX I TO EXHIBIT D

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated             , 20     from [Pentair, Inc.][Tyco Flow Control International Finance S.A. (the “Company”)] requesting an increase in the Aggregate Commitment from $        to $         pursuant to Section 2.17 of the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

The undersigned confirms that it has agreed to increase its Commitment under the Credit Agreement from $         to $         effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among [Pentair, Inc.][the Company], the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Title:

Accepted as of

            ,

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Ex. D - 2

ANNEX II TO EXHIBIT D

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated             , 20     from [Pentair, Inc.][Tyco Flow Control International Finance S.A. (the “Company”)] requesting an increase in the Aggregate Commitment from $         to $         pursuant to Section 2.17 of the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $         effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among [Pentair, Inc.][the Company], the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by [Pentair, Inc.][the Parent] pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.

Ex. D - 3

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.

Very truly yours,

[NAME OF NEW LENDER]

By:
Title:

Accepted and consented to as of

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Ex. D - 4

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, participations (whether funded or unfunded) in respect of Canadian Loans, Swing Line Loans, Canadian Bankers Acceptances and L/C Obligations included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:		[and is an Eligible Assignee]

3. Borrower(s):	Pentair, Inc. [and certain of its affiliates]

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.      Credit Agreement: Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ex. E - 1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans and new Pro Rata Share of Assignee[10]
[11]	$	$		%

[7.	Trade Date: ][12]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Title:

[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Ex. E - 2

[NAME OF ASSIGNEE]

By:
Title:

ACKNOWLEDGED AND CONSENTED TO:

[PENTAIR, INC.] [TYCO FLOW CONTROL INTERNATIONAL FINANCE S.A.] [13]

By:
Its:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Its:

, as an Issuing Bank

By:
Its:

, as a Fronting Lender

By:
Its:

[13]	If required pursuant to the terms of the Credit Agreement.

Ex. E - 3

,
as a Swing Line Lender

By:
Its:

Ex. E - 4

ANNEX I

TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other document executed in connection therewith (collectively, the “Loan Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (iv) if it is organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (v) it is a Swiss Qualifying Lender and has not entered into a participation agreement with any Person that is not a Swiss Qualifying Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Ex. E - 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. E - 6

EXHIBIT F

FORM OF CLOSING DATE ACCESSION AGREEMENT

Date:                     , 2012

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies/Gentlemen:

As contemplated by the Credit Agreement, the Parent, the Company and each of the Confirmed Eligible Affiliates signatory hereto are to become parties to the Credit Agreement. Accordingly, the Parent, the Company and each Confirmed Eligible Affiliate signatory hereto agree as follows:

1. The Parent hereby becomes a party to the Credit Agreement. In furtherance of the foregoing, the Parent agrees that (a) it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto and (b) it will perform all of the obligations of the “Parent” under the Credit Agreement. Without limiting the foregoing, the Parent confirms the effectiveness of its guaranty of the obligations of each Borrower set forth in Article X of the Credit Agreement.

2. The Company hereby becomes a party to the Credit Agreement. In furtherance of the foregoing, the Company agrees that (a) it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto and (b) it will perform all of the obligations of the “Company” under the Credit Agreement.

3. Each of the Confirmed Eligible Affiliates signatory hereto hereby becomes a party to the Credit Agreement. In furtherance of the foregoing, each such Confirmed Eligible Affiliate agrees that (a) it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto and (b) it will perform all of its obligations as an Affiliate Borrower under the Credit Agreement.

The provisions of Sections 9.15 (Governing Law) and 9.16 (Waiver of Right to Jury Trial) of the Credit Agreement are incorporated into this Agreement by reference as if fully set forth herein, mutatis mutandis.

PENTAIR LTD.	TYCO FLOW CONTROL
INTERNATIONAL FINANCE S.A.

By:	By:
Name:	Name:
Title:	Title:

Ex. F - 1

PENTAIR GLOBAL SARL	PENTAIR NETHERLANDS B.V.

By:	By:
Name:	Name:
Title:	Title:

The undersigned acknowledges and agrees to the foregoing:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Ex. F - 2

EXHIBIT G-1

FORM OF BORROWER ACCESSION AGREEMENT

Date:

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies/Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined).

The Company and              (the “Designated Affiliate Borrower”) (i) confirm that the Designated Affiliate Borrower is an Eligible Affiliate and (ii) make, on and as of the date hereof, the representations and warranties of the Borrowers contained in Article V of the Credit Agreement (excluding the representations and warranties made in Sections 5.4.3 and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date. The Designated Affiliate Borrower agrees to be bound in all respects by the terms of the Credit Agreement and to perform all of the obligations of an Affiliate Borrower thereunder. Each reference to an Affiliate Borrower in the Credit Agreement shall be deemed to include the Designated Affiliate Borrower.

The address to which communications to the Designated Affiliate Borrower under the Credit Agreement should be directed is

This instrument shall be construed in accordance with and governed by the laws of the State of New York. Loan proceeds should be deposited as provided in the Credit Agreement.

Upon the execution of this Borrower Accession Agreement by the Company and the Designated Affiliate Borrower, and acceptance hereof by the Administrative Agent, the Designated Affiliate Borrower shall become an Affiliate Borrower under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Sections 4.2 and 4.3 of the Credit Agreement.

Ex. G-1-1

Very truly yours,

TYCO FLOW CONTROL INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

[DESIGNATED AFFILIATE BORROWER]

By:
Name:
Title:

Accepted as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Ex. G-1-2

EXHIBIT G-2

FORM OF BORROWER TERMINATION AGREEMENT

Date:             , 2012

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies/Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined).

The Company elects to terminate the status of              (the “Terminated Affiliate Borrower”) as an Affiliate Borrower for purposes of the Credit Agreement. The Company represents and warrants that no Loans or other Credit Extensions made or to be made to the Terminated Affiliate Borrower are outstanding or requested as of the date hereof.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

TYCO FLOW CONTROL INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

[TERMINATED AFFILIATE BORROWER]

By:
Name:
Title:

G-2-1

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:

U.S. Tax Compliance Certificate

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of [the Company][any Borrower] within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to [the Company][any Borrower] as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

U.S. Tax Compliance Certificate

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of [the Company][any Borrower] within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to [the Company][any Borrower] as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

U.S. Tax Compliance Certificate

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pentair, Inc., various affiliates thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of [the Company][any Borrower] within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to [the Company][any Borrower] as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:

H-1